UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4/A-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN SIERRA GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

5960
(Primary Standard Industrial Classification Code Number)

98-0528416
(I.R.S. Employer Identification Number)

9555 SW Allen Blvd., #36, Beaverton, Oregon 97005
(951) 287-9593
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1218 Third Avenue, Suite 505, Seattle, WA 98101
(Former address)

Larry Regis President American Sierra Gold Corp. 9555 SW Allen Blvd., #36 Beaverton, Oregon 97005 (951) 287-9593	with copy to: Michele Rasmussen The Apex Law Group, LLP 1218 Third Avenue, Suite 505 Seattle, Washington 98101 (206) 448-7000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Filer ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                                                                                                                     ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)                                                                                                          ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.001	63,941,540	$0.12	$7,672,984.80	$1,046.60

(1)
Estimated solely for purposes of calculating the registration fee under the Securities Act of 1933, based on the average high and low price on the OTCQB as of December 10, 2012 ($0.12 per share), in accordance with Rule 457(f)(2).

(2)	The Company is offsetting previously paid filing fees of $1,398.07 relating to Form S-4 filed October 31, 2012, file number 333-184668.

American Sierra Gold Corp’s common stock is listed on the Over the Counter Bulletin Board with the trading symbol “AMNP.”

 Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (§230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion
Preliminary Prospectus Dated May __, 2013

63,941,540 Shares

AMERICAN SIERRA GOLD CORP.

Common Stock

______________________________________

This Prospectus provides a general description of securities we may offer and sell in accordance with the exchange offer with Medinah Gold, Inc. We are offering you one share of our common stock in exchange for each share of Medinah Gold, Inc. you own. This exchange offer will be open for 30 days from the mailing date of the letter of transmittal. You should read this Prospectus and the applicable prospectus supplement carefully before you invest in any securities. This Prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AMNP.OB.” On May 31, 2013, the last sales price for our common stock as reported on the OTC Bulletin Board was $0.14 per share.

You should read this Prospectus and each applicable prospectus supplement carefully before you invest in any securities. An investment in our securities involves certain risks. See the “Risk Factors” section on page  16 below and in each applicable prospectus supplement to read about the risks you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May ___, 2013.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about ASGC from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the Securities and Exchange Commission’s, or SEC’s, public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address and telephone number:

AMERICAN SIERRA GOLD CORP.	MEDINAH GOLD INC.
9555 SW Allen Blvd., #36	9555 SW Allen Blvd., #36
Beaverton, Oregon 97005	Beaverton, Oregon 97005
(951) 287-9593	(951) 287-9593
Attention: Larry Regis	Attention: Larry Regis

In addition, if you have questions about the transactions described herein, or if you need to obtain copies of the accompanying prospectus or other documents incorporated by reference in the prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request. You may request this information at any time prior to the end of the exchange offer.

For a more detailed description of the information incorporated by reference in the accompanying prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page  69 of the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated into this prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to the synergies and the benefits that we expect to achieve in the transactions discussed herein, including future financial and operating results, the combined Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Those statements represent the intentions, plans, expectations, assumptions and beliefs of ASGC and Medinah about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of ASGC and Medinah, and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 16, those factors include:

•	possible delays in the exchange offer due to the inability to obtain regulatory approval;
•	the ability to integrate ASGC’s and Medinah’s businesses and operations;
•	the benefits of Medinah, including the prospects of the combined businesses, anticipated synergies and cost savings;
•	anticipated growth and growth strategies;
•	the need for additional capital and the availability of financing;
•	the ability to successfully manage relationships with customers, distributors and other important relationships;
•	the ability to integrate the management team and employees;
•	the loss of key personnel or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;
•	the compatibility of business cultures;
•	technological changes;
•	pricing and availability of products and services;
•	demand for the combined companies products and services;
•	competition;
•	the deterioration of general economic conditions, either nationally or in the local markets in which we operate;
•	legislative or regulatory changes that may adversely affect ASGC’s business after the exchange; and
•	costs related to the exchange that may reduce the entity’s working capital.

The forward-looking statements are based on current expectations about future events. Although ASGC believes that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. ASGC is under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results.  In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 16 .

SUMMARY

The following summary highlights only selected information contained elsewhere in this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this prospectus carefully and in its entirety, including the documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” beginning on page  69 .

Overview

American Sierra Gold Corp.

We are a precious metal mineral acquisition, exploration and development company, formed in Nevada on January 30, 2007. At the time of our incorporation, we were incorporated under the name “C.E. Entertainment, Inc.,” and our original business plan was to engage in the sales and marketing of Ukrainian classical music. On May 19, 2009, we changed our name to American Sierra Gold Corp. by way of a merger with our wholly-owned subsidiary, American Sierra Gold Corp., which was formed solely for the purpose of changing our name. In addition to the name change, we changed our intended business purpose to that of precious metal mineral exploration, development and production.

On May 30, 2012, the State of Nevada declared effective the one (1) new for fifteen (15) old reverse stock split of our issued and outstanding shares of common stock on the Over-the-Counter Bulletin Board. The reverse stock split was approved on May 22, 2012, by way of a written consent resolution by the Board of Directors and it was declared effective with FINRA on June 15, 2012.  As a result, our authorized capital decreased from 2,000,000,000 shares of common stock to 133,333,334 shares of common stock and the issued and outstanding decreased from 91,253,626 shares of common stock to 6,083,576 shares of common stock, all with a par value of $0.001. The record date for the reverse stock split was May 22, 2012.

ASGC’s principal executive offices are located at 9555 SW Allen Blvd., #36, Beaverton, Oregon 97005 and our phone number is (951) 287-9593.

Medinah Gold Inc.

Medinah is a property holding and mining company with its assets in the country of Chile.  Medinah has been operating in that capacity since 1999 under the direction of its president, Larry Regis, Jr. There are no federal or state regulatory requirements that must be complied with and no approval must be obtained in connection with this exchange transaction.

Medinah’s address is 9555 SW Allen Blvd., #36, Beaverton, Oregon 97005 and its telephone number (951) 287-9593.

The Business Transaction

ASGC is proposing for Medinah to become a majority owned subsidiary pursuant to an exchange offer. Upon the exchange, Medinah shareholders can elect to have their shares converted into common shares of ASGC on a one-for-one basis, which is expected to be approximately 63,941,540 shares of common stock.  Medinah shareholders will not receive any fractional shares of ASGC common stock.  As a result of the exchange, former Medinah shareholders will own ASGC common stock.  A description of the ASGC common stock to be issued as part of the exchange offer is set forth under the section entitled “Description of ASGC Securities” beginning on page 67 .

Mandatory surrender of certificates is required by Medinah stockholders in connection with participating in the exchange offer.  Upon which time this registration statement has been deemed effective, ASGC shall then cause its transfer agent, American Registrar & Transfer Co. (the “Exchange Agent”), to mail to each Medinah shareholder (i) a letter of transmittal (the “Letter of Transmittal”) to the Exchange Agent and (ii) instructions for use in surrendering Medinah stock certificates in exchange for ASGC common stock .  New certificates will be mailed to participating stockholders.  Medinah stockholders are not required to participate in this exchange offer. The expiration date for Medinah stockholders to exchange their certificates in exchange for ASGC common stock shall be 30 calendar days from the day this prospectus and the letter of transmittal have been mailed. Medinah stockholders may elect to retain their shares of Medinah.  The consequence of them doing so is that their Medinah shares will not be able to be sold on an exchange.  Please see “The Exchange Offer - Procedures for Tendering” beginning on page 61 for information on how to exchange your shares of Medinah for shares of ASGC.  For additional information on the business combination, see “The Business Combination” beginning on page 55.

On May 31, 2013, ASGC had 15,791,740 issued and outstanding shares of common stock.  Since ASGC is looking to acquire stock of Medinah through the exchange offer, it is not required to obtain shareholder consent.

For additional information on the Security Ownership of Certain Beneficial Owners and Management, see “Security Ownership of Certain Beneficial Owners and Management and Related Stock Matters” on page 25.

Per Share Market Price

Our common stock has traded on the Over-the-Counter Bulletin Board (“OTCQB”) since October 12, 2009, initially under the symbol “CENI.OB”. Our common stock currently trades under the symbol “AMNP.OB.”  On May 31, 2013, the latest practicable date before the printing of prospectus, the last reported sale price of the ASGC ordinary shares on the Over The Counter Bulletin Board was $0.14 per share.  The following table represents the range of the high and the low closing prices, as quoted on the OTC Bulletin Board for each fiscal quarter during the fiscal years ended July 31, 2012 and July 31, 2011, respectively.  These quotations represent prices between dealers, and may not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.  On May 31, 2013, ASGC had 15,791,740 issued and outstanding shares of common stock.  ASGC currently has one class of stock.

Fiscal Quarter Ended	High Bid	Low Bid
April 30, 2013	$0.15	$0.13
January 31, 2013	$0.14	$0.12
October 31, 2012	$0.10	$0.05
July 31, 2012*	$0.20	$0.02
April 30, 2012	$0.08	$0.03
January 31, 2012	$0.19	$0.04
October 31, 2011	$0.38	$0.23
July 31, 2011	$0.20	$0.16
April 30, 2011	$0.41	$0.34
January 31, 2011	$0.76	$0.65
October 31, 2010	$0.14	$0.05

*On May 30, 2012, the State of Nevada declared effective ASGC’s 1:15 stock split. The stock split was declared effective with FINRA on June 15, 2012.

We have no equity incentive plan and accordingly have not granted stock options or stock awards pursuant to any equity incentive plan.  See also, the “Security Ownership of Certain Beneficial Owners and Management and Related Stock Matters” table starting on page 25 for director, officer and affiliate holding information.

Dividends.

We have neither declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance our operations. Our Board of Directors will determine future declaration and payment of dividends, if any, in light of our then-current financial condition.

Securities Authorized for Issuance under Equity Compensation Plans

As of May 1, 2013, we have not granted any stock options or authorized securities for issuance under an equity compensation plan.

Recent Sales of Unregistered Securities

There were no sales of unregistered securities during the year ending July 31, 2012 or during the nine months ending March 31, 2013.

Interests of Officers and Directors in the Business Combination

The current directors and officers of ASGC will continue to be the officers and directors of the expected resulting combined entity of the exchange offer.  ASGC shareholders who are shareholders prior to the exchange offer will continue to be shareholders in the same manner and extent as all other shareholders.  However, existing shareholders will be diluted upon consummation of the exchange since ASGC will be issuing approximately 63,941,540 shares of common stock to the shareholders of Medinah.  Aside from common stock ownership, none of the directors and officers of Medinah and ASGC have an interest in the business combination.

These interests are described in more detail in the sections of this document entitled “The Business Combination — Interests of Officers and Directors in the Business Combination” beginning on page 57 .

Material U.S. Federal Income Tax Consequences

Material U.S. Federal Income Tax Consequences of the Exchange Offer and Excepted Business Combination

The board of directors and management of ASGC and Medinah believe that the exchange will be treated as a “tax-free reorganization” under Section 368 (a) of the Internal Revenue Code and has received a tax opinion from Thomas Harris, CPA, to this effect.

Tax matters are very complicated, and the tax consequences of the expected business combination to a particular shareholder will depend on such shareholder’s circumstances. Accordingly, Medinah and ASGC urge you to consult your tax advisor for a full understanding of the tax consequences of the expected business combination to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Accounting Treatment

The Exchange

Following the exchange of a majority of the Medinah shares; (i) the current shareholders of Medinah will hold a majority of the issued and outstanding shares of ASGC common stock, on a fully diluted basis, and, therefore, will have voting control of ASGC; and (ii) Medinah’s operations will become the core business of the combined entity.  Based on the above facts, the respective management of Medinah and ASGC believe that Medinah is considered as the accounting acquiror, currently referred to as a reverse merger.  No intangible assets or goodwill will be recognized as a result of the exchange.

Rights of dissenting shareholders

NRS 78.3793 provides that, unless otherwise provided for in Articles or Bylaws, a shareholder who did not vote in favor of authorizing the voting rights to the acquiring person, has dissenter's rights and may obtain payment for a fair value of his/her shares.  ASGC’s articles of incorporation or bylaws do not provide for rights of dissenting shareholders.  Additionally, ASGC is not required to and did not solicit or obtain shareholder consent before making the exchange offer with Medinah. Only Board of Director approval was required and it was obtained via unanimous written consent in lieu of a special meeting on January 22, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Officers and Directors of ASGC

On April 5, 2013, the ASGC’s board of directors voted to approve the appointment of the below individuals as directors and officers of ASGC.  These appointments were deemed effective on April 5, 2013.  Simultaneously with these appointments, James Vandeberg, ASGC’s sole officer and director resigned.  His resignation from the Board and as Sole Director does not arise from any disagreement on any matter relating to ASGC’s operations, policies or practices, nor regarding the general direction of ASGC. A current report on Form 8-K regarding these events was filed on April 10, 2013.  If a majority of Medinah shareholders do not elect to have their shares converted into ASGC common stock, Medinah will not become or be recognized as a majority owned subsidiary of ASGC.

Name	Office
Larry Regis	President and Chief Executive Officer

Gary Goodin	Chief Operating Officer, Chief Accounting Officer, Vice President Marketing and Sales

Vittal Karra	Secretary, Treasurer, Head of Marketing

Note that Larry Regis currently serves as President and Director of Medinah, Gary Goodin serves as Secretary, Treasurer and Director of Medinah and Vittal Karra serves as Director of Medinah. Jim Vandeberg and Les Price serve as advisors without compensation to the Board of Directors.

For more information on the new directors and management of ASGC, see “Post-Exchange ASGC Executive Officers and Directors” beginning on page 65 .

Material Interests of Affiliates of ASGC and Medinah.

As noted in the “Security Ownership of Certain Beneficial Owners and Management and Related Stock Matters” table starting on page 25, Les Price has a controlling interest in MMC Mines, Inc. and G.X.K. Ventures, Inc. These entities own a combined total of 3,400,000 shares of ASGC common stock, representing 21.6% of the total issued and outstanding shares of ASGC.  Mr. Price was appointed as an advisor to the Board of Directors on April 5, 2013.

Comparison of Shareholder Rights

As a result of the exchange offer, the holders of Medinah common stock will become holders of ASGC common stock. Following the exchange, the rights of Medinah shareholders will be governed by the ASGC Articles of Incorporation.  Both companies are incorporated in Nevada and no material differences exist between the governing documents of each entity aside from the par value of their respective authorized amounts of capital stock.  ASGC capital stock has a $0.001 par value and Medinah capital stock has a $0.001 par value.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements give effect to the transaction between our company, ASGC, and Medinah (MGI) using the acquisition method of accounting for the business combination on the basis that MGI is the acquirer for financial reporting purposes. Because this business combination is accounted for in a manner similar to that of a reverse capitalization, no intangible assets or goodwill are recognized.

The merger has not been consummated as of the date of the preparation of this unaudited pro forma condensed combined consolidated financial information and there can be no assurances that the merger transaction will be consummated.  In addition to the impact of ongoing integration activities, the timing of completion of the transaction and other changes in net tangible and intangible assets that occur prior to completion of the transaction could cause differences in the information presented.

The unaudited pro forma condensed combined consolidated financial information does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings or other costs which may result from the merger, or the result of final valuations of intangible assets and liabilities, which will not be determined until after the consummation of the merger.

The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.  The pro forma statements of operations give effect to the exchange as if it occurred January 1, 2012, the beginning of MGI’s fiscal year ended December 31, 2012.  The pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding.  The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the exchange.

The unaudited pro forma condensed combined consolidated financial statements, which have been prepared by ASGC have been derived from historical financial statements of ASGC and historical financial statements of MGI that are included elsewhere in this Prospectus, and should be read in conjunction with the financial statements and related notes.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
 BALANCE SHEET
As of March 31, 2013
(in thousands)

	January 31,	March 31,			Pro Forma
	2013	2013	Pro Forma		Post-Merger
	ASGC	MGI	Adjustments		Combined
	(historical)	(historical)
Current assets
Cash and cash equivalents	$-	$382			$382
Investments		100			100
Prepaid expenses and other current assets		4			4
Total current assets	-	486	-		486
Mineral properties		2,656			2,656
Other assets					-

Total assets	$-	$3,142	$-		$3,142

Current liabilities
Accounts payable and accrued expenses	$4				$4
Due to related parties	4	$284			288
Notes payable	145				145
Total current liabilities	153	284	-		437
Accrued and other non-current liabilities					-
Total liabilities	153	284	-		437
Stockholders' equity (deficit)
Common stock and additional paid-in-capital	5,201	4,327	(4,327)	(A)	4,173
			(1,028)	(C)
Accumulated deficit	(5,354)	(1,469)	5,355	(B)	(1,468)
Total stockholders' equity (deficit)	(153)	2,858	-		2,705

Total liabilities and stockholders' equity (deficit)	$-	$3,142	$-		$3,142

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENTS OF OPERATIONS
 (in thousands, except per share information)

	ASGC	MGI
	year ended
	January 31,	December 31,	Pro Forma	Post-Merger
	2013	2012	Adjustments	Combined
	(historical)	(historical)		(pro forma)
Revenue	$-	$22
Operating expenses:
Exploration and development costs	-	15		15
General and administrative	148	72		220
Total operating expenses	148	87	-	235
Loss from operations	(148)	(65)	-	(235)
Interest expense	(5)	-		(5)
Net loss	$(153)	$(65)	$-	$(240)
Basic pro forma net loss per share	$(0.02)	$(0.00)		$(0.00)
Shares used in computing net loss per share - basic and diluted	6,391,730	50,973,500		57,365,230

	ASGC	MGI
	three months ended
	January 31,	March 31,	Pro Forma	Post-Merger
	2013	2013	Adjustments	Combined
	(historical)	(historical)		(pro forma)
Revenue	$-	$-		$-
Operating expenses:
Exploration costs	-	13		13
General and administrative	94	8		102
Total operating expenses	94	21	-	115
Loss from operations	(94)	(21)	-	(115)
Interest expense				-
Net loss	$(94)	$(21)	$-	$(115)
Basic pro forma net loss per share	$(0.01)	$(0.00)		$(0.00)
Shares used in computing net loss per share - basic and diluted	6,391,730	63,987,770		70,379,500

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

1.	Description of Transaction

We, American Sierra Gold Corp. (“ASGC”), are a publicly-owned precious metal mineral acquisition, exploration and development company, formed in Nevada in 2007.  Medinah Gold Inc. (“MGI”) is a privately-owned property holding and mining company with mineral property mining claims in the country of Chile, formed in Nevada in 1999.

We are proposing to exchange 63,914,540 shares of our common stock to holders of all of the outstanding common stock of MGI (the “Exchange”).   As of May 31, 2013, there are 15,791,740 shares of ASGC common stock outstanding.  Giving effect to the Exchange, shareholders previously owning shares of MGI would own approximately 80% of total shares outstanding, and MGI would become a wholly-owned subsidiary of ASCG.  In April 2013, our Board of Directors approved the appointment of three directors and executive officers, who were directors and executive officers of MGI, and ASGC’s former sole officer and director resigned.  Following the exchange, MGI’s operations will become the core business of the combined entity.  We have also changed our primary business address from Seattle, Washington to that of MGI in Beaverton, Oregon.  These relative security holdings and the composition of our Board of Directors and Executive Officers, the proposed structure, the size of the combining entities and the terms of the exchange of equity interests were considered in determining the accounting acquirer.  Based on the weight of these factors, it was concluded that MGI is the accounting acquirer and its historical financial statements will become those of the registrant after the exchange.

2.	Basis of Presentation

The unaudited pro forma condensed combined consolidated financial statements, which have been prepared by ASGC, have been derived from historical financial statements of ASGC and historical financial statements of MGI.

The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting based on Accounting Standards Codification (ASC) 805, Business Combinations, and are based on the historical financial statements of MGI and the acquired assets and liabilities of ASGC after giving effect to the stock to be issued by ASGC to consummate the acquisition, as well as pro forma adjustments.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date.  In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the asset acquisition at the then-current market price, which may be different than the amount of consideration assumed in these unaudited pro forma condensed combined consolidated financial statements.

ASC 820, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liabilities measured at fair value.  Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  This is an exit price concept for the valuation of the asset or liability.  In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, we may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect our intended use of those assets.  Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Because MGI is considered the accounting acquirer, under the acquisition method of accounting, ASGC assets acquired and liabilities assumed will be recorded as of the completion of the exchange at their respective fair values and added to those of MGI.  This accounting treatment is sometimes referred as that of a reverse merger or reverse capitalization.  Our financial statements and reported results of operations issued after completion of the exchange will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of ASGC.  Prior to the exchange, the fiscal year-end of ASGC was July 31 and of MGI was December 31.  Inasmuch as MGI is considered the acquirer for accounting purposes, the accompanying pro forma financial information has been prepared on the basis of MGI’s December 31 fiscal year-end.  Pro forma results of operations are presented on the basis to give effect to the merger as if it had been completed on December 1, 2011, the beginning of MGI’s fiscal year ended December 31, 2012.

3.	Accounting Policies

Upon consummation of the exchange, accounting policies of ASGC will be reviewed, and as a result of that review, it may become necessary to conform the combined company’s accounting policies to be consistent to those accounting policies that are determined to be more appropriate for the combined company.  The unaudited pro forma condensed combined consolidated financial statements do not assume any differences in accounting policies.

4.	Preliminary Purchase Price Determination

The value of shares to be issued to MGI shareholders in the exchange, if all 63,914,540 shares are exchanged, approximates $9.6 million, based on the closing share price of ASGC at March 31, 2013.  Based on the closing share price on May 28, 2013, the value of shares to be issued would approximate $8.9 million.

5.	Preliminary Allocation of Consideration Transferred

The carrying value of ASGC’s assets and liabilities are considered by Company management to approximate fair values.  Because this business combination is accounted for in a manner similar to that of a reverse capitalization, no intangible assets or goodwill are recognized.

6.	Pro Forma Adjustments

Pro forma adjustments reflect those matters that are a direct result of the exchange, which are factually supportable and, for pro forma adjustments to the pro forma condensed combined consolidated statements of operations, are expected to have continuing impact.  The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(A) To eliminate MGI stockholders’ equity.

(B)  To eliminate ASGC’s accumulated deficit.

(C)  To record shares issued.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors in deciding whether to participate in the proposals described in this prospectus.

RISK FACTORS RELATING TO OUR BUSINESS COMBINATION

If the exchange offer’s expected resulting business combination does not qualify as a reorganization under Section 368(a) of the Code, the shareholders of Medinah may be required to pay substantial U.S. federal income taxes.

Although each of ASGC and Medinah believes that the business combination qualifies as a tax-free reorganization under the Code, it is possible that the IRS may assert that the business combination fails to qualify as such. If the IRS were successful in any such contention, or if for any other reason the business combination were to fail to qualify as a tax-free reorganization, then (i) each Medinah shareholder that elected to exchange their shares under this exchange offer would recognize gain or loss with respect to all such shareholder’s shares of Medinah common stock based on the difference between (A) the fair market value of ASGC Common Stock received in the exchange and (B) such shareholder’s tax basis in the Medinah common stock surrendered in the exchange; and (ii) Medinah would recognize gain or loss with respect to all of its assets based on the difference between (A) the sum of the fair market value of the ASGC common stock transferred pursuant to the exchange and the liabilities deemed assumed by ASGC for U.S. federal income tax purposes and (B) Medinah’s aggregate tax basis in all of its assets.

Medinah shareholders cannot be sure of the market value of the shares of ASGC common stock to be issued upon completion of the business combination.

Medinah shareholders that elect to exchange their shares pursuant to this offer will receive a fixed number of shares of ASGC common stock rather than a number of shares with a particular fixed market value. The market values of ASGC common stock and the Medinah common stock at the time this prospectus may vary significantly from their prices on the date the shares are actually exchanged. Because the Exchange Ratio will not be adjusted to reflect any changes in the market prices of ASGC common stock, the market value of the ASGC common stock issued pursuant to the exchange and the Medinah common stock surrendered in the exchange may be higher or lower than the values of these shares on earlier dates.

Following the expected consummation of the business combination resulting from the exchange offer, the market price of ASGC’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:
•	changes in financial estimates by analysts;
•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;
•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	general economic conditions;
•	changes in market valuations of similar companies;
•	terrorist acts;
•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•	future sales of ASGC common stock;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving ASGC, its subsidiaries or its general industry; and
•	additions or departures of key personnel.

You are urged to obtain up-to-date prices for ASGC common stock. There is no assurance that a majority of the exchange offer will be completed, that there will not be a delay in the completion of the business combination or that all or any of the anticipated benefits of the business combination will be obtained.

Failure to successfully combine and integrate the businesses of ASGC and Medinah in the expected time frame may adversely affect ASGC’s future results.

The success of the expected resulting business combination of the exchange offer will depend, in part, on ASGC’s ability to realize the anticipated benefits from the combined businesses of ASGC and Medinah, as further described in the section titled “ “The Business Combination — Recommendation of the Medinah Board; Medinah’s Reasons for the Business Combination” beginning on page 56 . To realize these anticipated benefits, the businesses of ASGC and Medinah must be successfully integrated and combined. ASGC and Medinah have been independent companies, and they will continue to be operated as such until the completion of the business combination. The management of ASGC may face significant challenges in integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If the combined Medinah is not successfully integrated, the anticipated benefits of the business combination may not be realized fully or at all or may take longer to realize than expected. The integration process and other disruptions resulting from the business combination may also disrupt Medinah’s ongoing businesses and/or adversely affect its relationships with employees, customary regulators and others with whom it has business or other dealings.

Failure to complete the exchange offer’s resulting business combination could negatively affect the stock prices, businesses and financial results of ASGC and Medinah, respectively.

If the expected resulting business combination is not completed, the ongoing businesses of ASGC and Medinah may be adversely affected and ASGC and Medinah will be subject to several risks and consequences, including the following:
•
ASGC and Medinah will be required to pay certain costs relating to the exchange offer, whether or not the business combination is completed, such as significant fees and expenses relating to financing arrangements and legal, accounting and printing fees; and

•
matters relating to the business combination may require substantial commitments of time and resources by ASGC and Medinah management, which could otherwise have been devoted to other opportunities that may have been beneficial to ASGC and Medinah as independent companies, as the case may be.

In addition, if the expected business combination is not completed, ASGC and/or Medinah may experience negative reactions from the financial markets and from Medinah’s customers and employees. If the business combination is not consummated, ASGC and Medinah cannot assure their respective shareholders that the risks described will not materially affect the business, financial results and stock prices of ASGC and/or Medinah.

ASGC and Medinah will incur significant transaction and business combination transition costs in connection with the exchange offer’s expected resulting business combination.

ASGC and Medinah expect that they will incur significant, non-recurring costs in connection with consummating the expected business combination and integrating the operations of ASGC and Medinah. ASGC and Medinah will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the business combination.

The unaudited condensed combined consolidated pro forma financial information included elsewhere in this prospectus may not be indicative of what the combined companies actual financial position or results of operations would have been.

The unaudited pro forma condensed combined consolidated financial information in this prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined companies actual financial position or results of operations would have been had the business combination been completed on the dates indicated. The unaudited pro forma condensed combined consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the business combination or the costs to combine the operations of ASGC and Medinah or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. See “Selected Unaudited Pro Forma Consolidated Combined Financial Information” beginning on page 11 for more information.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Our Common Stock Is Quoted on the OTCQB, Which May Have an Unfavorable Impact on Our Stock Price and Liquidity.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCQB”). The OTCQB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and, therefore, our traded shares of common stock are subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there, which may make it difficult to sell your shares of our common stock within any particular time period, for an acceptable price, or at all. Our common stock is considered highly speculative and there is no certainty that our common stock will continue to be listed for trading on the OTCQB or on any other form of quotation system or stock exchange.

The Market Price of Our Common Stock is Highly Volatile, Which Could Hinder Our Ability to Raise Additional Capital.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including regulatory matters, concerns about our financial condition, operating results, litigation, government regulation, developments or disputes relating to agreements, title to our properties or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by us, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the price of our securities, which could hinder our ability to raise additional capital to fully implement our business, operating and development plans.

Penny Stock Regulations Affect Our Stock Price, Which May Make It More Difficult For Investors to Sell Their Stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities are subject to the penny stock rules, and investors may find it more difficult to sell their securities.

The Existence of Indemnification Rights to Our Directors and Officers May Result in Substantial Expenditures by the Company and May Discourage Lawsuits Against Our Directors and Officers.

Our organizational documents contain provisions that limit the liability of our Directors for monetary damages and provide for indemnification of our executive officers and Directors. These provisions may discourage shareholders from bringing a lawsuit against our Directors and officers for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against our Directors and officers even though such action, if successful, might otherwise have benefited the shareholders. In addition, a shareholder’s investment in the company may be adversely affected to the extent that costs of settlement and damage awards against our officers or Directors are paid by the company pursuant to the indemnification provisions in the company’s governing documents. The impact on a shareholder’s investment in terms of the cost of defending a lawsuit may deter the shareholder from bringing suit against one of our officers or directors. We have been advised that the United States Securities and Exchange Commission (“SEC”) takes the position that these provisions do not affect the liability of any officer or director under applicable federal and state securities laws.

ASGC may sell equity securities in the future, which would cause dilution.

ASGC may sell equity securities in the future to obtain funds for general corporate or other purposes. ASGC may sell these securities at a discount to the market price. Any future sales of equity securities will dilute the holdings of existing holders of ASGC common stock, possibly reducing the value of their investment.

RISKS ASSOCIATED WITH OUR INDUSTRY

Environmental Controls Could Curtail or Delay Exploration and, If Mineral Reserves are Found, Development of Our Mines and Impose Significant Costs on Us.

We are required to comply with numerous environmental laws and regulations imposed and enforced by foreign, federal, provincial, state and local authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation Liability Act and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold and silver mining and processing. In addition, insurance companies are now requiring additional cash collateral from mining companies in order for the insurance companies to issue a surety bond. This addition of cash collateral for a bond could have a significant impact on our ability to bring properties into production.

Many states have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater. Although we believe that the mining properties we currently have an interest in are in compliance with applicable federal and state environmental laws, changes in those laws and regulations may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, and if we find mineral reserves, development and production activities. Any of these results could force us to curtail or cease our business operations.

Development and Operation of Mining Projects Involve Numerous Uncertainties.

Mine development projects typically require a number of years and significant expenditures during the development phase before production is possible.

Mining development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:
•	estimation of reserves;
•	anticipated metallurgical recoveries;
•	future gold and silver prices; and
•	anticipated capital and operating costs of such projects.

If mineral reserves are found, our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:
•	unanticipated changes in grade and tonnage of material to be mined and processed;
•	unanticipated adverse geotechnical conditions;
•	incorrect data on which engineering assumptions are made;
•	costs of constructing and operating a mine in a specific environment;
•	availability and cost of processing and refining facilities;
•	availability of economic sources of power;
•	adequacy of water supply;
•	adequate access to the site;
•	unanticipated transportation costs;
•
government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in metal prices; and
•	accidents, labor actions and force majeure events.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

Mineral Exploration is Highly Speculative, Involves Substantial Expenditures, and is Frequently Non-Productive.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our mineral exploration efforts will be successful. The risks associated with mineral exploration include:
•	the identification of potential economic mineralization based on superficial analysis;
•	the quality of our management and our geological and technical expertise; and
•	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

The Prices of Gold and Silver are Highly Volatile And a Decrease in the Price of Gold or Silver Would Have A Material Adverse Effect on Our Business.

The profitability of mining operations is directly related to the market prices of metals. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations of metals from the time development of a mine is undertaken to the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop one or more of our mining properties at a time when the price of metals makes such exploration economically feasible and, subsequently, incur losses because the price of metals decreases. Adverse fluctuations of the market prices of metals may force us to curtail or cease our business operations.

Insurance Costs Could Have an Adverse Effect on Our Profitability.

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although maintenance of insurance to ameliorate some of these risks is part of our proposed exploration program associated with those mining properties we have an interest in, such insurance may not be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating our properties. Either of these events could cause us to curtail or cease our business operations.

Due to the Uncertain Nature of Exploration, There is a Substantial Risk That We May Not Find Economically Exploitable Reserves of Gold and/or Silver.

The search for valuable minerals is an extremely risky business. We do not know whether the claims and properties that we have optioned contain commercially exploitable reserves of gold and/or silver. The likelihood of success must be considered in light of the costs, difficulties, complications, problems and delays encountered in connection with the exploration of mineral properties. These potential problems include, but are not limited to, additional costs and unanticipated delays and expenses that may exceed current estimates.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop the property into a producing mine and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

We Face Significant Competition in the Mineral Exploration Industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do in connection with the acquisition of exploration properties and leases on prospects and properties and in connection with the recruitment and retention of qualified personnel. Such competition may result in our being unable to acquire interests in economically viable gold and silver exploration properties or qualified personnel.

INFORMATION ABOUT AMERICAN SIERRA GOLD CORP.

Overview

We are a precious metal mineral acquisition, exploration and development company, formed in Nevada on January 30, 2007.  At the time of our incorporation, we were incorporated under the name “C.E. Entertainment, Inc.,” and our original business plan was to engage in the sales and marketing of Ukrainian classical music.  On May 19, 2009, we changed our name to American Sierra Gold Corp. by way of a merger with our wholly-owned subsidiary, American Sierra Gold Corp., which was formed solely for the purpose of changing our name.  In addition to the name change, we changed our intended business purpose to that of precious metal mineral exploration, development and production.

Further, effective May 19, 2009, we conducted a 40:1 forward stock split of our issued and outstanding common stock.  As a result, our authorized capital stock increased from 50,000,000 shares of common stock, $0.001 par value per share, to 2,000,000,000 shares of common stock, $0.001 par value per share.   Effective with the State of Nevada, on May 30, 2012, the State of Nevada declared effective the one (1) new for fifteen (15) old reverse stock split of our issued and outstanding shares of common stock on the Over-the-Counter Bulletin Board. The reverse stock split was approved on May 22, 2012, by way of a written consent resolution by the Board of Directors and it was declared effective with FINRA on June 15, 2012.  As a result, our authorized capital decreased from 2,000,000,000 shares of common stock to 133,333,334 shares of common stock and the issued and outstanding decreased from 91,253,626 shares of common stock to 6,083,576 shares of common stock, all with a par value of $0.001. The record date for the reverse stock split was May 22, 2012.  Unless specifically stated otherwise, all share amounts referenced herein, refer to post-reverse stock split share amounts.

Mining Properties and Projects

Our primary business focus is to evaluate, acquire, explore and develop gold properties in North America.  In November 2010, we acquired and began work on one project that consists of six mineral claims in the Adams Ridge area of British Columbia, Canada (the “Adams Ridge Claims”). We are in the exploration stage with respect to the Adams Ridge Claims. Despite exploration work on the Adams Ridge Claims, we have not established that there are any mineral reserves, nor can there be any assurance that we will be able to do so.

A “mineral reserve” is defined by the Securities and Exchange Commission in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a “reserve” that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost.

To obtain a Free Miner's Certificate, which is required to hold a mining claim in British Columbia, Section 8(1) of the B.C. Mineral Tenure Act (MTA) stipulates that a corporation must be registered under the British Columbia Business Corporations Act. Section 8(2) of the MTA stipulates that an individual applicant must either be a resident of Canada or be authorized to work in Canada. As the Company is not registered in British Columbia, our Adams Ridge Claims are held in trust for the Company by Carl Von Einsiedel, trustee of the BC Land Trust. The mineral title claims have been registered with the Government of British Columbia. A copy of the trust agreement is incorporated herein by reference as Exhibit 10.10.

Sources of Available Mineral Resource Properties

There are at least five sources of mineral resource properties available for exploration, development and mining: (i) those on public lands; (ii) those on private fee lands; (iii) unpatented mining claims; (iv) patented mining claims; and (v) those on tribal lands.  The primary sources for acquisition of these claims are the United States government, through the Bureau of Land Management and the United States Forest Service, state and Canadian Provincial governments, tribal governments, and individuals or entities that currently hold title to or lease government and private lands.

Private fee lands are properties that are controlled by fee-simple title by private individuals or corporations.  These properties can be controlled for mining and exploration activities by either leasing or purchasing the surface and subsurface rights from the private owner.  Unpatented mining claims located on public land owned by another entity can be controlled by leasing or purchasing the claims outright from the owners.

Patented mining claims are claims that were staked under the General Mining Law, and through application and approval the owners were granted full private ownership of the surface and subsurface estate by the Federal government.  These properties can be acquired for exploration and mining through lease or purchase from the owners.

Tribal lands are those lands that are under control by sovereign Native American tribes.  Areas that show promise for exploration and mining can be leased or joint ventured with the tribe controlling the land. The Company currently has no mining claims on private fee lands or public land controlled by another entity.

Government Regulation and Mining Claims

Mining operations and exploration activities are subject to various federal, state, provincial and local laws and regulations in the United States and in Canada, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

In the United States, the Federal government owns public lands that are administered by the Bureau of Land Management or the United States Forest Service. Ownership of the subsurface mineral estate can be acquired by staking a twenty (20) acre mining claim granted under the General Mining Law of 1872, as amended (the “General Mining Law”).  The Federal government still owns the surface estate even though the subsurface can be controlled with a right to extract through claim staking. As we do not currently own mineral rights on U.S. public lands, our operations are not presently subject to administration by the Bureau of Land Management or the United States Forest Service. If we acquire mineral rights located on U.S. public lands in the future, we would then become subject to such administration since the Bureau of Land Management owns and controls the surface estate on U.S. public lands.

As discussed above, in order to obtain a Free Miner's Certificate, as required British Columbia, Canada under Section 8(1) of the B.C. Mineral Tenure Act (MTA), our Adams Ridge Claims are held in trust for the Company by Carl Von Einsiedel, trustee of the BC Land Trust and registered with the Government of British Columbia.

We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to us and our mineral rights. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation both in the United States and Canada. We cannot predict the extent to which these requirements will affect us or our properties if we identify the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional operating and capital expenditures due to restrictions and delays in our exploration of our resource properties. Since we are still in the exploratory stage, we do not have enough information to know which permits will be required, the specific timeframe for obtaining them, or the cost of the permitting and bonding process.

Competition and Mineral Prices

We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. As the price of gold has increased during recent years, the business of acquiring, developing and/or exploring gold properties is more competitive than ever before.  Our competitors include companies with larger staffs, greater resources and equipment and, as such, those companies may be in a better position to compete for mineral properties.  This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration and, if we find mineral reserves, to achieve the financing necessary for us to extract the minerals. In order to effectively compete with such companies, we need to raise a significant amount of additional capital.  The competitive nature of the operational and industry risks we face are discussed further in the item entitled “Risk Factors,” below.

R&D Expenditures and Intellectual Property

We are not currently conducting any research and development activities. We do not currently own any patents or trademarks.  Also, we are not a party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trademarks.

Competition

There is intense competition in our industry. ASGC cannot assure you that, subsequent to a business combination, ASGC will have the resources or ability to compete effectively.

Employees

As of May 31, 2013, ASGC had no full or part time employees other than our directors and executive officers, who are part time. ASGC engages contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our acquisition and exploration activities.

Government Compliance

ASGC does need government approval for its precious metal mineral exploration, development and production activities.

Property, Plant and Equipment

In 2010, ASGC made arrangements to use space occupied by Mr. James Vandeberg, a former Director and officer and current advisor of ASGC. ASGC paid $500 per month for use of this space as its principal corporate offices from April 1, 2011 to July 31, 2011. Since then Mr. Vandeberg has been donating his office space for use by ASGC.

We currently have a 100% interest in six mineral claims in the Adams Ridge area of British Columbia. For more information about these claims, see the section of above entitled “Overview” above.

Legal Proceedings

There is no litigation currently pending or, to ASGC’s knowledge, contemplated against ASGC or any of its officers or directors in their capacity as such.

Market Price of and Dividends on ASGC’s Common Stock

Our common stock has traded on the Over-the-Counter Bulletin Board (“OTCQB”) since October 12, 2009, initially under the symbol “CENI.OB.” Our common stock currently trades under the symbol “AMNP.OB.” We have neither declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance our operations. Our Board of Directors will determine future declaration and payment of dividends, if any, in light of our then-current financial condition.

Executive Officers and Directors

The following table sets forth the names and ages of our current directors and executive officer and any directors or executive officers that served with us in the period covered by this prospectus, and the positions held by each person. There are no family relationships among our directors and executive officers. To our knowledge, our Directors and executive officers have not been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past five (5) years.

Name:	Age:	Position:
Larry Regis	76	President/Director
Gary Goodin	49	Vice President/Director
Vittal Karra	49	Secretary/Director
James Vandeberg	69	Former Officer and Director

Larry Regis, Jr. joined ASGC as president and director in March 2013.  He became Medinah’s President in May 1999. Prior to joining Medinah, Mr. Regis owned and operated several mines and managed business territories for companies such as ITT, Bell & Howell and McGraw Hill.  He was previously nominated for the Utah Chamber of Commerce “Man of the Year” award.  In 1967, Mr. Regis was elected to the Utah State Legislature where he served as Minority Leader of the House of Representatives.  He is the past Chairman of the Lake Elsinore Development Agency and was the recipient of the Lake Elsinore Packman Award for service to his community. Mr. Regis earned a Bachelor’s of Education degree from Brigham Young University in 1960.

Gary Goodin joined ASGC in March 2013 as vice president and director.  Mr. Goodin joined Medinah in May 1999.  Mr. Goodin graduated from the Indiana University School of Law in Bloomington, Indiana with a Juris Doctorate in 1989.  He practiced with the firm of Johnson, Smith, Pence, Densborn, Wright & Heath in Indianapolis from 1992 to 1996 and has been a Principal with the firm of Goodin Orzeske & Blackwell, P.C. in Indianapolis since 2000.  His areas of expertise include employment law and effective management of human resources.

Vittal Karra joined ASGC in March 2013.  He joined Medinah in August 2012.  Mr. Karra has served as a strategic advisor to various technology companies since May 2010. From 2008-2010, Mr. Karra was a Senior Manager at Coca-Cola, Inc. and a consultant at Accenture from 2005-2008.  Mr. Karra has worked and consulted with companies like AT&T, American Express, Microsoft and the Port Authority of NY & NJ in the areas of telecom, infrastructure, information technology, software and management services.   Mr. Karra earned a Bachelor’s of Commerce degree in 1983 from Osmania University in Hyderabad, India.

James Vandeberg. Mr. Vandeberg was appointed to serve as a Director ASGC on September 16, 2010, and was elected by the Board of Directors to serve as the sole executive officer of ASGC on October 20, 2010 and he continued to serve until March 2013. He has been an attorney practicing in Seattle, Washington since 1996. He specializes in corporate finance with an emphasis on securities and acquisitions. Prior to practicing in Seattle, he was corporate counsel and secretary to Denny’s Inc. and Carter Hawley Hale Stores, Inc., each listed on the NYSE. He graduated from NYU Law School in 1969 where he was a Root-Tilden Scholar and holds a BA degree in accounting from the University of Washington. Mr. Vandeberg is a director of REGI US, Inc., IAS Energy, Inc., Legend Oil and Gas, Ltd. and ASAP Holdings, Inc., all of which are publicly reporting companies with capital stock traded on the OTCQB.

Director Independence

ASGC’s current directors are also executive officers, and they are therefore not deemed to be independent under Rule 4200 of the National Association of Securities Dealers’ (NASD) listing standards for determining director independence. We may seek out independent directors in the future if we are able to develop our business as planned, including generating revenue from our operations.

Terms of Office of Directors and Officers

ASGC does not have an established and defined term for the services being provided by its executive officers or its directors.  If one or more of ASGC’s executive officers or directors remain associated in some capacity with ASGC following the business combination, it is unlikely that any of them will devote their full efforts to ASGC’s affairs subsequent to the business combination.

Audit Committee and Audit Committee Financial Expert

We do not have any Board committees. As such, we have no separate audit committee within the meaning of Section 3(a) (58) (A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, our Directors act as the audit committee within the meaning of Section 3(a) (58) (B) of the Exchange Act. In addition, none of our Directors currently meet the definition of an “audit committee financial expert” within the meaning of Item 407(d) (5) of Regulation S-K. Due to our small size, limited resources and capital constraints, we have not been in a position to recruit additional persons to serve on our Board of Directors and we will not be in a position to do so until we begin to generate revenue.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our securities to file reports of change of ownership with the SEC and furnish us with copies of all such Section 16(a) forms that are filed.

To our knowledge, based solely on review of the copies of such reports furnished to us for the year ended July 31, 2012, one (1) Form 4 report required to be filed by Mr. James Vandeberg was filed on April 18, 2012.

Code of Ethics

Due to our small size and limited resources, we have not yet adopted a code of ethics that applies to our principal executive officer and principal accounting officer.

Limitations on Liability and Indemnification of Directors and Officers

ASGC’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in their articles of incorporation and bylaws.  ASGC have agreed that, upon consummation of the expected business combination resulting from the exchange offer, ASGC’s directors and officers will be entitled to indemnification to the fullest extent provided in their respective articles of incorporation and bylaws as in effect as of the close of the business combination.  This right to continuing indemnification may be limited by applicable state or federal laws or applicable regulatory authorities.   ASGC currently does not have any separate indemnification agreements with its officers or directors.

Under the Nevada Revised Statutes, unless the company’s certificate of incorporation provide for greater individual liability, directors and officers of a Nevada corporation will not be held individually liable to the corporation, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.  Nev. Rev. Stat. § 78.138(7).  The statute does provide exceptions to this general rule, including imposing liability in the following special circumstances:  ouster (Nev. Rev. Stat. § 35.230), securities violations (Nev. Rev. Stat. § 90.660), commodities violations (Nev. Rev. Stat. § 91.250), receiving deposits in insolvent banks with knowledge of insolvency (Nev. Rev. Stat. § 668.045), and recovery by an insurer of profits realized from transactions made with unfair use of information (Nev. Rev. Stat. § 694A.030).

Executive Compensation

Summary Compensation

As discussed above, since our Board of Directors until recently consisted of one member, we have not established a separate compensation committee, nor therefore do we have a compensation committee charter. Our new Directors will serve as the compensation committee. The primary goal of our executive compensation policy is to closely align the interests of the shareholders with that of our executive officers. As such, our Director considers the important link between the Company’s financial condition, which impacts our shareholders, and the level of his compensation.

The following table sets forth information regarding all forms of compensation received by the named executive officers during the fiscal years ended July 31, 2012, and July 31, 2011, respectively:

Name and Principal Position	Year Ended July 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James Vandeberg	2012	$25,871	$0	$0	$0	$0	$0	$0	$0
Former Director and Officer	2011	$55,000	$0	$0	$0	$0	$0	$0	$0

Compensation of Directors

Our Director receives reimbursement for reasonable out-of-pocket expenses for his activities as the Director of the Company and for promoting our business. From time to time we may engage him to perform services on our behalf.  In such cases, we will compensate him for his services at rates no more favorable than could be obtained from unaffiliated parties. Each of our directors, Messrs.’ Regis, Goodin and Karra each received a restricted stock grant of 2,000,000 shares of ASGC common stock on May 23, 2013.

Option Grants and Exercises

We have no equity incentive plan and have not granted stock options or stock awards to any person.

Employment Agreements

We do not have any employment, consulting, change-of-control or severance agreements with our executive officer.

Security Ownership of Certain Beneficial Owners and Management and Related Stock Matters

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 31, 2013, by our directors and executive officers, as well as each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock. On May 31, 2013, ASGC had 15,791,740 issued and outstanding shares of common stock.

The percentages of common stock beneficially owned are reported on the basis of regulations of the United States Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under these regulations, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

Person or Group	Number of Shares of Common Stock	Percent
MMC Mines, Inc., affiliate (1) 302 255 West First Street North Vancouver, BC V7M 3G8	1,100,000	7%
G.X.K. Ventures, Inc., affiliate (1) 302 255 West First Street North Vancouver, BC V7M 3G8	1,800,000	11.4%
Les Price, Advisor 302 255 West First Street North Vancouver, BC V7M 3G8	500,000	3.2%
Larry Regis, President and Director 9555 SW Allen Blvd., #36 Beaverton, Oregon 97005	2,000,000	12.7%
Gary Goodin, Vice President and Director 9555 SW Allen Blvd., #36 Beaverton, Oregon 97005	2,000,000	12.7%
Vittal Karra, Secretary and Director 9555 SW Allen Blvd., #36 Beaverton, Oregon 97005	2,000,000	12.7%
James Vandeberg, Advisor, Former Director and Officer 1218 Third Avenue, Suite 505 Seattle, WA 98101	1,921,667	12.2%
(1)	Les Price has a controlling interest in MMC Mines, Inc. and G.X.K. Ventures, Inc.

Changes in Control

There are no understandings or agreements known by management at this time that would result in a change in control of ASGC other than as a result of the exchange offer.

On April 5, 2013, the ASGC’s board of directors voted to approve the appointment of the below individuals as directors and officers of ASGC.  These appointments were deemed effective on April 5, 2013.  Simultaneously with these appointments, James Vandeberg, ASGC’s sole officer and director resigned.  A current report on Form 8-K regarding these events was filed on April 10, 2013.  If a majority of Medinah shareholders do not elect to have their shares converted into ASGC common stock, ASGC will not become or be recognized as a majority owned subsidiary of Medinah.  The recent board and officer appointments and resignation of Mr. Vandeberg will not be affected if a majority of Medinah shareholders do not elect to exchange their shares of ASGC.

Note that Larry Regis currently serves as President and Director of Medinah, Gary Goodin serves as Secretary, Treasurer and Director of Medinah and Vittal Karra serves as Director of Medinah.

For more information on the new directors and management of ASGC, see “Post-Exchange ASGC Executive Officers and Directors” beginning on page 65.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no equity incentive plan.

Certain Relationships and Related Transactions

Related Party Transactions

We have not entered into any reportable transaction nor are there any proposed reportable transactions in which our director and executive officer, shareholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest. The Company has, however, received funds in the form of loans from its former directors and officers as disclosed in Notes 4 and 9 of the Notes to Financial Statements.

Director Independence

Our directors are not deemed to be independent under Rule 4200 of the National Association of Securities Dealers’ (NASD) listing standards for determining director independence. We may seek out independent directors in the future if we are able to develop our business as planned, including generating revenue from our operations.

Principal Accounting Fees and Services

The firm of Thomas J. Harris, CPA currently serves as our independent registered public accounting firm. Our Board of Directors, in its discretion, may direct the appointment of different public accountants at any time during the year, if the Board believes that a change would be in the best interests of the shareholders. Our Board of Directors considered the audit fees, audit-related fees, tax fees and other fees paid to our accountants, as disclosed below, and had determined that the payment of such fees is compatible with maintaining the independence of the accountants.

We do not currently have an audit committee, so our full Board of Directors serves the functions of an audit committee.

Our financial statements for the fiscal years ended July 31, 2012 and July 31, 2011, respectively, were audited by Thomas J. Harris, CPA.

Audit Fees

The aggregate fees paid to Thomas J. Harris, CPA for the audit of our annual financial statements included in our annual reports for the years ended July 31, 2012 and July 31, 2011 and the review of our quarterly reports for such years amounted to $15,000 for fiscal 2012 and $5,250 for fiscal 2011.

Audit Related Fees

For the fiscal year ended July 31, 2012, we paid no audit related fees to either Thomas J. Harris, CPA.

Tax Fees

For the fiscal years ended July 31, 2012, and July 31, 2011, there were no fees billed to us for tax services by Thomas J. Harris, CPA.

All Other Fees

For the fiscal years ended July 31, 2012, and July 31, 2011, there were no fees billed to us by Thomas J. Harris, CPA for accounting services other those described above. There have been no non-audit services provided by our independent registered accountants for the fiscal year ended July 31, 2012.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Statement for Forward-Looking Statements - This Registration Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those listed under the heading “Risk Factors” and those listed in our other Securities and Exchange Commission filings. The following discussion should be read in conjunction with our Financial Statements and related Notes thereto included elsewhere in this report. Unless the context otherwise requires, references in this report to “we,” “us,” “ASGC,” or the “Company” refer to American Sierra Gold Corp.

The following discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes thereto appearing elsewhere in this Registration Statement.

Overview

We are a precious metal mineral acquisition, exploration and development company, formed in Nevada on January 30, 2007. Our primary business focus is to acquire, explore and develop gold properties in North America. In November 2010 we acquired six mineral claims in the Adams Ridge area of British Columbia. The Adams Ridge Claims are the only claims we own. We are in the exploration stage with limited operating history and no revenues from our business activities.

In May 2012, conducted a one (1) new for fifteen (15) old reverse stock-split of our issued and outstanding shares of common stock, which was declared effective by FINRA in June 2012.  As a result, our authorized capital decreased from 2,000,000,000 shares of common stock to 133,333,334 shares of common stock and the issued and outstanding decreased from 91,253,626 shares of common stock to 6,391,730 shares of common stock, all with a par value of $0.001. Unless specifically stated otherwise, all share amounts referred to in this Registration Statement refer to post-reverse stock split share amounts.

Mining Properties

Our primary business focus is to evaluate, acquire, explore and develop precious metal mineral properties in North America; primarily gold properties. In November 2010, we acquired a 100% undivided interest in six mineral claims in the Adams Ridge area of British Columbia, Canada (the “Adams Ridge Claims”) totaling approximately 2,479 hectares.   Our original plan was to conduct mineral exploration activities on the Adams Ridge Claims in order to assess whether the sites possesses mineral deposits of gold or other precious metals in commercial quantities, capable of commercial extraction.. There is no assurance that we will be able to commence exploration activities and, if we do, that we will find mineral deposits at the sites.  Even if we do eventually discover a mineral reserve on one of our sites, there can be no assurance that we will be able to develop the property into a producing mine and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties that are explored are ultimately developed into producing mines.  We have not yet commenced exploration activities due to budgetary constraints and, have abandoned further development.

Government Regulation

Mining operations and exploration activities are subject to various federal, state, provincial and local laws and regulations in the United States and in Canada, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

A “mineral reserve” is defined by the Securities and Exchange Commission in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a “reserve” that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost.

To obtain a Free Miner's Certificate, which is required to hold a mining claim in British Columbia, the B.C. Mineral Tenure Act (MTA) stipulates that a corporation must be registered under the British Columbia Business Corporations Act. The MTA stipulates that an individual applicant must either be a resident of Canada or be authorized to work in Canada. As the Company is not registered in British Columbia, our Adams Ridge Claims are held in trust for the Company by Carl Von Einsiedel, trustee of the BC Land Trust. The mineral title claims have been registered with the Government of British Columbia.

Going Concern Consideration

Our financial statements included in this Registration Statement have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern and that we will continue to realize its assets and discharge its liabilities in the normal course of business. As reported in the accompanying financial statements, the Company has no revenues and has accumulated losses since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

Our continuation as a going concern is dependent upon the continued financial support from its stockholders, our ability to obtain necessary equity and/or debt financing, and the attainment of profitable operations. Historically, we have been able to raise a limited amount of capital through private placements of our equity stock, but we are uncertain about our continued ability to raise funds privately. If we are unable to secure adequate capital to continue our acquisition and exploration activities, our business may fail and our stockholders may lose some or all of their investment.  The financial statements contained in the this Registration Statement do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue as a going concern.

Impact of Inflation

Inflation has not had a material effect on our revenues.

CRITICAL ACCOUNTING POLICIES

Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property may commercially be mined. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. Interest costs, if any, allocable to the cost of developing mining properties and to constructing new facilities are capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. All such capitalized costs, and estimated future development costs, are then amortized using the units-of-production method over the estimated life of the ore body. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.  Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value. The Company currently does not have any capitalized mining costs and therefore no adjustments are needed.

RESULTS OF OPERATIONS

We have never generated revenues and do not anticipate generating revenues unless we are able to develop mining properties.  Our general and administrative expenses consist primarily of consulting, investor relations, legal, accounting and other office expenses. Following is a summary of general and administrative expenses (in thousands):

	year ended		six months ended
	July 31,		January 31,
	2011	2012	2012	2013
Legal	$67	$17	$-	$64
Accounting	19	23	9	12
Consulting and other professional fees	86	9	1	15
Other	34	11	7	3
	$206	$60	$17	$94

Our expenses vary from period, depending in large part to the availability of cash.  Expenses in 2012 were significantly less due to less activity during the year ended July 31, 2012.  Since, legal costs have increased relating to the proposed exchange offer and are expected to be relatively more than prior year amounts until the exchange is complete.

Interest expense was $5,000 and $8,000 during fiscal years ended July 31, 2011 and 2012, respectively.  Average borrowings outstanding during the periods presented have not been significant.

During the fiscal year ended July 31, 2011, we recorded a $478,000 gain on forgiveness of debt, comprised of $340,000 resulting from forgiveness of notes payable to third parties, and approximately $138,000 resulting from forgiveness of loans from related parties.  Debt forgiveness occurred in May 2011.
Debt forgiveness from other than related parties related to the following:  In February 2009, the Company borrowed $75,000 from a third party for working capital purposes, pursuant to an unsecured note payable, bearing interest at 8 percent per annum, due in February 2010. In April 2009, the Company borrowed $125,000 from a third party pursuant to an unsecured promissory note, bearing interest at10%, due in April 2010, $80,000 of which was repaid in 2009, leaving a remaining balance of $45,000.  In September and October 2010, the Company received two separate loans from different investors each in the amount of $110,000, the terms of which were never finalized.

Related party amounts result from debt forgiveness by three different former officers, directors and/or stockholders of approximately $27,000, $63,000 and $48,000, all of which each of which represented unsecured, non-interest bearing working capital loans with no repayment terms.

As the result of the gain on forgiveness of debt in fiscal 2011, we reported net income of $276,000.   We had a net loss of $79,000 for the fiscal year ended July 31, 2012, and a net loss of $94,000 for the six months ended January 31, 2013.

LIQUIDITY AND CAPITAL RESOURCES

We have a working capital deficit (excess of current liabilities over current assets) of $59,000 at July 31, 2012 and $154,000 at January 31, 2013.  We do not have sufficient sources of funding to enable us to carry out our stated plan of operations over the next twelve months. Our cash flows have been as follows (in thousands):

	year ended		six months ended
	July 31,		January 31,
	2011	2012	2012	2013
Cash used by operating activities	$(49)	$(62)	$(21)	$(101)
Cash used by investing activities	-	-	-	-
Cash provided by financing activities	45	51	13	101
Decrease in cash during the period	(4)	(11)	(8)	-
Cash and cash equivalents -
Beginning of period	15	11	11	-
End of period	$11	$-	$3	$-

Operating activities used cash of $62,000 during the year ended July31, 2012 as compared to $49,000 during the comparative prior year.  Cash used in operating activities relates to funding our net losses.  We expect operating activities to continue to use cash in the near future.

We had no investing activities during the periods presented, due primarily to the absence of available funding.

Our financing activities provided cash of $51,000 during the year ended July 31, 2012, as compared to $45,000 during the comparative prior year period.  During the year ended July 31, 2012, borrowings provided $39,000 and sales of our common stock provided $12,000, as compared to $45,000 provided by borrowings the prior year.

During the six months ended January 31, 2013, we received $101,000 from notes payable borrowings.

Financing activities are expected to increase as we raise capital from equity financing to fund future operations and to provide additional working capital.  In order to continue operating, we are taking steps to raise additional financing through the issuance of debt and/or equity securities following completion of the exchange offer with the Medinah shareholders. If the exchange offer is not accepted by a majority of Medinah shareholders, we will look at other sources of financing although there is no assurance that such financing will be available.

While we have been able to fund exchange related costs through borrowings from existing investors, we need to source additional funding from outside of the Company.  Moving forward, we plan to seek out additional debt and/or equity financing to pay costs and expenses associated with our filing requirements with the Securities and Exchange Commission and conduct our exploration activities. Exclusive of costs associated with the proposed exchange transaction, we anticipate that we may need $25,000 in financing within the next six months and are discussing funding possibilities with existing investors. The sale of additional equity securities, if undertaken by the Company and if accomplished, may result in dilution to our stockholders. We cannot assure you, however, that future financing will be available in amounts or on terms acceptable to us, or at all. If we are unable to secure adequate capital to continue our acquisition and exploration efforts, it will have a material adverse effect on our financial position, our business may fail and our stockholders may lose some or all of their investment.

Contractual commitments and obligations - Other than related to the exchange offer, we have no contractual commitments or obligations.

OFF-BALANCE SHEET ARRANGEMENTS - We have no off-balance sheet arrangements.

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA 98103
206.547.6050

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
AMERICAN SIERRA GOLD CORP.
(FORMERLY C.E. ENTERTAINMENT, INC.)
Seattle, WA

We have audited the balance sheets of AMERICAN SIERRA GOLD CORP. (FORMERLY C.E. ENTERTAINMENT, INC.) an exploration stage company, as at JULY 31, 2012 and 2011, the statements of operations , stockholders’ deficit and cash flows for the years then ended and the period from inception January 30, 2007 to JULY 31, 2012. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMERICAN SIERRA GOLD CORP. (FORMERLY C.E. ENTERTAINMENT, INC.) an exploration stage company, as of JULY 31, 2012 and 2011 and the results of its operations and its cash flows for the years then ended, including the period from inception January 30, 2007 to July 31, 2012, in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2, the company’s significant operating losses, working capital deficiency and need for new capital raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Thomas J Harris

Thomas J Harris, CPA
Seattle, WA
December 11, 2012

Selected Audited and Unaudited Financial Information on American Sierra Gold Corp.

American Sierra Gold Corp.
 (An Exploration Stage Enterprise)
Balance Sheets
(in thousands, except share and per share information)

	July 31,		January 31,
	2011	2012	2013
Current assets			(unaudited)
Cash and cash equivalents	$11	$-	$-
Prepaid expenses and other current assets	2	-	-
Total current assets	13	-	-
Mineral properties	-	-	-
Other assets	11	-	-

Total assets	$24	$-	$-

Current liabilities
Accounts payable and accrued expenses	$8	$11	$4
Due to related parties	-	4	4
Notes payable	-	35	145
Convertible notes payable	-	9	-
Total current liabilities	8	59	153
Convertible notes payable	45
Total liabilities	53	59	153
Stockholders' deficit
Common stock and additional paid-in capital $0.001 par value; 133,333,334 shares authorized; 6,391,730 shares issued and outstanding		6	6
Additional paid-in capital	5,102	5,201	5,201
Stock subscription receivable	50	-
Accumulated deficit	(5,181)	(5,260)	(5,354)
Total stockholders' deficit	(29)	(59)	(153)

Total liabilities and stockholders' deficit	$24	$-	$-

The accompanying notes are an integral part of these financial statements.

American Sierra Gold Corp.
(An Exploration Stage Enterprise)
Statements of Operations
(dollars in thousands, except per share information)

					inception (January 30, 2007)
	year ended		six months ended		to date
	July 31,		January 31,		July 31,	January 31,
	2011	2012	2012	2013	2012	2013
			(unaudited)	(unaudited)		(unaudited)

Revenues	$-	$-	$-	$-	$-	$-
Operating expenses:
Exploration and development costs	-	-	-	-	5	5
General and administrative	197	71	17	94	850	944
Total operating expenses	197	71	17	94	855	949
Loss from operations	(197)	(71)	(17)	(94)	(855)	(949)
Interest and other expense	(5)	(8)	(3)	-	(32)	(33)
Loss on write-off of mineral properties					(4,851)	(4,851)
Gain on forgiveness of debt	478	-	-	-	478	478
Income (loss) before income taxes	276	(79)	(20)	(94)	(5,260)	(5,355)
Income tax provision		-	-	-
Net income (loss)	$276	$(79)	$(20)	$(94)	$(5,260)	$(5,355)

Net income (loss) per share:
Basic	$0.04	$(0.01)	$(0.00)	$(0.01)
Diluted	$0.04	$(0.01)	$(0.00)	$(0.01)

Weighted average shares used in computing net income (loss) per common share
Basic	6,391,730	6,391,730	6,391,730	6,391,730
Diulted	7,123,730	6,391,730	6,391,730	6,391,730

The accompanying notes are an integral part of these financial statements.

American Sierra Gold Corp.
(An Exploration Stage Enterprise)
Statements of Stockholders’ Deficit
(in thousands, except share and per share information)

	Common stock and		Common stock
	additional paid-in capital		subscriptions	Accumulated
	Shares	Amount	receivable	Deficit	Total
Balance, January 30, 2007	-	$-	$-	$-	$-
Issuance of common stock at formation	3,466,667	13			13
Common stock issued for cash	2,026,667	38			38
Net loss				(16)	(16)
Balance at July 31, 2007	5,493,333	51	-	(16)	35
Net loss				(52)	(52)
Balance at July 31, 2008	5,493,333	51	-	(68)	(17)
Common stock subscribed		137	(137)
Net loss				(43)	(43)
Balance at July 31, 2009	5,493,333	188	(137)	(111)	(60)
Common stock cancelled	(1,266,667)
Common stock issued for stock subscriptions	12,222	87	187		274
Common stock and warrants issued for mineral properties		3,515			3,515
Common stock issued for services		249			249
Common stock issued for cash	616,056	1,063			1,063
Stock subscriptions receivable					-
Net loss				(5,346)	(5,346)
Balance at July 31, 2010	4,854,945	5,102	50	(5,457)	(305)
Net income				276	276
Balance at July 31, 2011	4,854,945	5,102	50	(5,181)	(29)
Stock split and subscription receivable adjustment		50	(50)		-
Issuance of common stock upon
conversion of notes payable	1,536,786	49			49
Net loss				(79)	(79)
Balance at July 31, 2012	6,391,730	5,201	-	(5,260)	(59)
Net loss (unaudited)				(94)	(94)
Balance at January 31, 20013 (unaudited)	6,391,730	$5,201	$-	$(5,354)	$(153)

American Sierra Gold Corp.
(An Exploration Stage Enterprise)
Statements of Cash Flows
(in thousands)

					inception (January 30, 2007)
	year ended		six months ended		to date
	July 31,		January 31,		July 31,	January 31,
	2011	2012	2012	2013	2012	2013
Cash flows from operating activities			(unaudited)	(unaudited)		(unaudited)
Net income (loss)	$276	$(79)	$(20)	$(94)	$(5,260)	$(5,355)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Gain on forgiveness of debt	(316)					(478)
Loss on write off of mineral property					4,851	4,851
Loss on write off of website and other		11			38	38
Changes in operating assets and liabilities:
Prepaid expenses and other assets	27	2
Accounts payable and accrued expenses	(36)	4	(1)	(7)	11	5
Net cash used by operating activities	(49)	(62)	(21)	(101)	(360)	(939)
Cash flows from investing activities:
Purchases of mineral properties					(1,059)	(1,059)
Website development					(16)	(16)
Net cash used by investing activities	-	-	-	-	(1,075)	(1,075)
Cash flows from financing activities:
Proceeds from sales of common stock		12	9		1,351	1,387
Proceeds from notes payable borrowings	45	35		101	80	485
Proceeds from borrowings from related party		4	4		4	142
Net cash provided by financing activities	45	51	13	101	1,435	2,014
Increase (decrease) in cash and cash equivalents	(4)	(11)	(8)	-	-	-
Cash and cash equivalents at beginning of period	15	11	11	-	-	-
Cash and cash equivalents at end of period	$11	$-	$3	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

American Sierra Gold Corp.
 (an Exploration Stage Company)
Notes to Financial Statements
July 31, 2012 and (unaudited) January 31, 2013

Note 1 - Summary of Significant Accounting Policies

General Organization and Business- American Sierra Gold Corp. (“American Sierra” or the “Company”) is a Nevada corporation in the exploration stage. The Company was incorporated under the laws of the State of Nevada on January 30, 2007. The original business plan of the Company was to engage in the marketing and sale of Ukrainian classical music. Effective May 19, 2009, the Company changed its name from C.E. Entertainment, Inc. to American Sierra Gold Corp. by way of a merger with its wholly owned subsidiary American Sierra Gold Corp., which was formed solely for the purpose of a change in name. In addition, the Company changed its focus to a business plan involving the acquisition, exploration, development, mining, and production of precious metals, with emphasis on gold and silver.  The Company is considered to be in the exploration stage since it has not established the existence of a commercially minable deposit and therefore has not reached the development stage.

In November 2010, the Company acquired a 100% undivided interest in six mineral claims in the Adams Ridge area of British Columbia, Canada (“Adams Ridge Claims”) totaling approximately 2,479 hectares. The Adams Ridge Claims are held in trust for the Company by Carl Von Einsiedel, trustee of the BC Land Trust, as required by the B.C. Mineral Tenure Act. The claims have been registered with the Government of British Columbia. The Company’s plan of operation was to conduct mineral exploration activities on the Adams Ridge Claims in order to assess whether the sites possess mineral deposits of gold or other precious metals in commercial quantities, capable of commercial extraction. The Company has ceased exploration activities due to budgetary constraints and, therefore, has not established whether there are mineral reserves at the Adams Ridge Claims sites, nor can there be any assurance that the Company will be able to commence exploration activities.

Proposed Exchange Offer - We are a publicly-owned precious metal mineral acquisition, exploration and development company.  Medinah Gold Inc. (“MGI”) is a privately-owned property holding and mining company with mineral property mining claims in the country of Chile, formed in Nevada in 1999.  We are proposing to exchange 63,914,540 shares of our common stock to holders of all of the outstanding common stock of MGI (the “Exchange”).   As of May 31, 2013, there are 15,791,740 shares of ASGC common stock outstanding owned by existing ASGC shareholders.  Giving effect to the Exchange, shareholders previously owning shares of MGI would own approximately 80% of total shares outstanding, and MGI would become a wholly-owned subsidiary of ASCG.  In April 2013, our Board of Directors approved the appointment of three directors and executive officers, who were directors and executive officers of MGI, and ASGC’s former sole officer and director resigned.  Following the exchange, MGI’s operations will become the core business of the combined entity.  We have also changed our primary business address from Seattle, Washington to that of MGI in Beaverton, Oregon.  These relative security holdings and the composition of our Board of Directors and Executive Officers, the proposed structure, the size of the combining entities and the terms of the exchange of equity interests were considered in determining the accounting acquirer.  Based on the weight of these factors, it was concluded that MGI is the accounting acquirer and its historical financial statements will become those of the registrant after the exchange.

Basis of presentation and interim financial statements- Our accounting and reporting policies conform to U.S. generally accepted accounting principles applicable to exploration stage enterprises. Changes in classification of 2011 amounts have been made to conform to current presentations.  In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the Company’s financial position as of January 31, 2013 and the results of its operations and its cash flows for the interim periods ended January 31, 2013 and 2012.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Cash and cash equivalents -For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Fair value of financial instruments and derivative financial instruments - We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Net income (loss) per share – Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted loss per share excludes the effect of common stock equivalents, warrants to purchase 500,000 shares of common stock, since such inclusion in the computation would be anti-dilutive. Diluted net income per share for the fiscal year ended July 31, 2011, includes the effect of warrants to purchase 1,300,000 shares of common stock.

Mineral Properties - The Company is engaged in the business of acquiring and exploring properties that may contain precious metals, with an emphasis on gold and silver. If precious metals are found, the Company’s intention is to develop, mine and produce the precious metals. Mineral claim and other property acquisition costs are capitalized as incurred. Such costs are carried as an asset of the Company until it becomes apparent through exploration activities that the cost of such properties will not be realized through mining operations.  Mineral exploration costs are expensed as incurred, and when it becomes apparent that a mineral property can be economically developed as a result of establishing proven or probable reserve, the exploration costs, along with mine development cost, are capitalized. The costs of acquiring mineral claims, capitalized exploration costs, and mine development costs are recognized for depletion and amortization purposes under the units-of-production method over the estimated life of the probable and proven reserves. If mineral properties, exploration, or mine development activities are subsequently abandoned or impaired, any capitalized costs are charged to operations in the current period.

Impairment of Long-Lived Assets - The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

Common Stock Registration Expenses - The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Note 2 - Uncertainty, going concern:

At July 31, 2012 and at January 31, 2013, the Company was engaged in a business and had incurred losses from exploration stage activities to date. In addition, the Company has minimal operating funds. Although management is currently attempting to identify business opportunities and is seeking additional sources of equity or debt financing, there is no assurance that these activities will be successful. Accordingly, the Company must rely on its current officers to perform essential functions without compensation unless and until the business generates revenue. No amounts have been recorded in the accompanying financial statements for the value of officer services, as it is not considered material. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Related Party Loans

As of July 31, 2011, a loan from an individual who is a former Director, officer, and stockholder of the Company amounted to $27,301. The loan was provided for working capital purposes in 2009, and is unsecured, non-interest bearing, and has no terms for repayment. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

As of July 31, 2011, the Company owed to the former officers amounted to $62,500. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no specific terms of repayment. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

As of July 31, 2011, loans from the Company’s former officer amounted to $48,499 (July 31, 2010 - $106,000). The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no specific terms of repayment. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

As of July 31, 2012, The Company received a loan from an officer in the amount of $3,771. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no specific terms of prepayment.

As of January 31, 2013, The Company received a loan from an officer in the amount of $3,771.  The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no specific terms of prepayment.

Note 4 - Loans Payable

On February 11, 2009, the Company borrowed $75,000 from a third party for working capital purposes. The loan is unsecured, bears interest at 8 percent per annum, and was due on February 11, 2010. The loan term has not been extended and is due on demand. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

On April 3, 2009, the Company borrowed $125,000 from a third party under a promissory note. The loan is unsecured, bears interest at 10 percent per annum, and was due and payable on April 3, 2010. On July 20, 2009, the Company made a principal payment of $40,000 on this loan. On October 2, 2009, the Company made a principal payment of $25,000 on this loan. On November 9, 2009, the Company made a principal payment of $15,000 on this loan. The loan term has not been extended and is now due on demand. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

On September 30, 2010, the Company received a loan in the amount of $110,000. The terms of this loan are in negotiations and thus there are no specific terms of repayment. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

On October 12, 2010, the Company received a loan in the amount of $110,000. The terms of this loan are in negotiations and thus there are no specific terms of repayment. In May 2011, this note was forgiven. The Company recognized the forgiveness as other income.

On March 12, 2012, the Company received a loan in the amount of $10,000. The loan is callable at any time and carries an effective rate of 6%.

During May and June of 2012, the Company received a loan in the amount of $25,000. The loan is callable at any time and is unsecured, non-interest bearing, and has no specific terms of prepayment. The balance of these notes payable at July 31, 2012 was $35,000.

During May through October of 2012, the Company received a loan in the amount of $75,000.  The loan is callable at any time and is unsecured, non-interest bearing, and has no specific terms of prepayment.

The balance of these notes payable at January 31, 2013 was $145,000.

Note 5 - Convertible Debenture

On May 18, 2011, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc., a Delaware corporation. In connection therewith, the Company issued a convertible promissory note to Asher Enterprises, Inc. in exchange for principal funds in the amount of $45,000.

The maturity date of the promissory note is February 23, 2012, whereupon all principal and interest outstanding shall be due. The holder of the note has the right to convert principal and interest outstanding into shares of common stock of the Company. The Company has agreed to use the proceeds for general working capital purposes. This offering and sale of securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

During the period between November 2011 and April 2012, Asher Enterprises, Inc. converted $35,750 of the convertible note payable into 23,051,783 shares of common stock. The current balance of this convertible note payable as of July 31, 2012 was $500. This note was fully paid off in September 2012.

On December 12, 2011, the Company entered into a Securities Purchase Agreement with Asher Enterprises, Inc., a Delaware corporation. In connection therewith, the Company issued a convertible promissory note to Asher Enterprises, Inc. in exchange for principal funds in the amount of $8,750. The maturity date of the promissory note is September 14, 2012, whereupon all principal and interest outstanding shall be due. The holder of the note has the right to convert principal and interest outstanding into shares of common stock of the Company. The Company has agreed to use the proceeds for general working capital purposes. This offering and sale of securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The balance of this convertible note payable as of July 31, 2012 was $8,750. This note was fully paid off in September 2012.

Note 6 - Common Stock

As declared effective by the State of Nevada on May 30, 2012, the Company affected a one (1) new for fifteen (15) old reverse stock-split for the Company’s issued and outstanding shares of common stock. The stock split was declared effective by FINRA on June 15, 2012. This resulted in the authorized shares to decrease from 2,000,000,000 to 133,333,334 common stock and the outstanding balance of shares decreased from 91,253,626 to 6,083,576, all with a par value of $0.001. The record date of the reverse split was May 22, 2012.  All references to share amounts have been adjusted to give effect to this and prior stock-splits.

On January 30, 2007, the Company issued 52,000,000 shares of common stock (post forward stock split) valued at a price of $0.00025 per share to Directors and officers for cash proceeds of $13,000 (See Note 9).

In February 2007, the Company commenced a capital formation activity through a private placement offering, exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to raise up to $38,000 through the issuance 30,400,000 shares of its common stock (post forward stock split), par value $0.001 per share, at an offering price of $0.00125 per share. As of March 31, 2007, the Company fully subscribed the offering, and received gross proceeds of $38,000, whereupon it issued 30,400,000 shares of its common stock to 38 foreign, non-affiliated investors.

In addition, on November 7, 2007, the Company filed a Registration Statement on Form SB-2 under the Securities Act with the SEC to register 30,400,000 shares of its common stock (post forward stock split) on behalf of selling stockholders. The Registration Statement was declared effective by the SEC on November 20, 2007. The Company did not receive any proceeds from this registered sale of its common stock.

Effective May 19, 2009, the Company declared a 40:1 forward stock split of its authorized, issued, and outstanding common stock. As a result, the authorized capital of the Company was increased from 50,000,000 shares of common stock with a par value of $0.001 to 2,000,000,000 shares of common stock with a par value of $0.001, and correspondingly its issued and outstanding common stock increased from 2,060,000 shares to 82,400,000 shares. The accompanying financial statements and related notes thereto have been adjusted accordingly to reflect this forward stock split.

In July 2009, the Company commenced a private placement offering, exempt from registration under Regulation S of the Securities Act, to raise up to $137,500 through the offer and sale of up to 183,334 shares of its common stock (post forward stock split), par value $0.001 per share, at an offering price of $0.75 per share to two (2) non-U.S. individuals. Gross proceeds of $137,469 were received from these investors before July 31, 2009. As a result, on September 1, 2009, the Company issued 100,000 shares of common stock (post forward stock split) and, on November 16, 2009, the Company issued an additional 83,334 shares of common stock (post forward stock split) to the investors in connection with this offering.

In September 2009, the Company commenced a private placement offering, exempt from registration under Regulation S of the Securities Act, to raise up to $100,000 through the issuance 250,000 shares of its common stock  (post forward stock split), par value $0.001 per share, at an offering price of $0.40 per share.

On October 1, 2009, the Company issued 250,000 shares of common stock (post forward stock split) to investors in connection with this offering thereupon receiving $100,000 in gross proceeds.

In November 2009, the Company canceled 19,000,000 shares of common stock (post forward stock split) that were forfeited by Mr. Wayne Gruden, a former Director and officer of the Company, in connection with his departure.

On November 20, 2009, the Company closed a private placement offering whereupon it issued 348,837 units at a price of $0.86 per unit for gross proceeds of $300,000. This offer and sale of securities was exempt from registration under Regulation S of the Securities Act. Each unit consisted of one share of common stock, par value $0.001 per share, and one warrant that gives the holder thereof the option to purchase one share of common stock at a price of $1.51 over a period of two years from the date of the subscription agreement.

On December 11, 2009, the Company closed a private placement offering whereupon it issued 819,672 units at a price of $0.61 per unit for gross proceeds to the Company of $500,000. The offer and sale of securities under PPO #5 was exempt from registration under Regulation S of the Securities Act. Each unit consisted of one share of common stock, par value $0.001 per share, and one warrant that gives the holder the option to purchase one share of common stock, par value $0.001 per share, at a price of $1.07 with a term of two years.

On October 19, 2009, as required per the Company’s joint venture agreement with Trinity Alps Property (“Trinity Alps Joint Venture”), the Company issued 2,000,000 restricted shares of common stock, par value $0.001 per share, and a warrant that gave the holder the option to purchasing up to an additional 2,000,000 shares of common stock, par value $0.001 per share, of the Company at an exercise price of $1.25 per share over a period of five years. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. This satisfied all equity issuances as required by the joint venture agreement. As of October 19, 2009, the 2,000,000 shares of common stock were valued at $1,660,000. The warrant to purchase 2,000,000 shares of the common stock of the Company were later forfeited by Trinity Alps Property in connection with the termination of the Trinity Alps Joint Venture and canceled by the Company.

On October 19, 2009, as required under the Company’s joint venture agreement with Trinity Alps Property (“Trinity Alps Joint Venture”), the Company issued 2,000,000 restricted shares of common stock, par value $0.001 per share, and a warrant that gave the holder the option of purchasing up to 2,000,000 shares of common stock, par value $0.001 per share, of the Company at an exercise price of $1.25 per share over a period of five years. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. On the date of issuance, the 2,000,000 shares of common stock were valued at $1,660,000. The warrant to purchase 2,000,000 shares of the common stock of the Company was later forfeited by Trinity Alps Property in connection with the termination of the Trinity Alps Joint Venture and canceled.

On December 8, 2009, the Company issued an additional 300,000 shares of common stock (post forward stock split) to Trinity Alps Property in connection with the Trinity Alps Joint Venture. This transaction was valued at $249,000 on the date of issuance. This offering was exempt from registration under Section 4(2) of the Securities Act.

On March 22, 2010, the Company issued an additional 100,000 shares of common stock (post forward stock split) to Trinity Alps Property in connection with the Trinity Alps Joint Venture. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act.

On May 26, 2010, the Company closed a private placement offering whereupon it issued 800,000 units at a price of $0.25 per unit for gross proceeds of $200,000. The offer and sale of these securities was exempt from registration under Regulation S of the Securities Act. Each unit consisted of one share of common stock, par value $0.001 per share, and one warrant that gave the holder the option to purchase one share of common stock, par value $0.001 per share, at a price of $0.44 over a period of five years.

During the period ending July 31, 2012, the Company issued 23,051,783 for cash for $48,500.

Warrants - As of July 31, 2012 and January 31, 2013, the Company had warrants outstanding to purchase 500,000 shares of our common stock at a per share price of $1.25, which expire in January 2015.  In May 2010, we issued warrants for the purchase of 800,000 shares at a per share price of $0,044; these warrants expired unexercised in May 2012.

Note 7 - Income Taxes

 At July 31, 2012, we had available net operating loss carryforwards for federal income tax reporting purposes of approximately $5.3 million.  These carryforwards will begin to expire in 2027 if not otherwise utilized.  We record a valuation allowance in the full amount of deferred tax assets since realization of such tax benefits has not been determined by our management to be more likely than not.  The valuation allowance increased by approximately $27,000 and $69,000 for the years ended July 31, 2012 and 2011, respectively.  During the year ended July 31, 2012 and 2011, we recognized no provision or benefit for income taxes.  The difference between the expected benefit computed using statutory tax rates is due to the valuation allowance.  Deferred tax assets, all of which are non-current, and valuation allowance are as follows (in thousands):

	July 31,
	2011	2012
Deferred tax assets
Operating loss carryforwards	$887	$914
Valuation allowance	(887)	(914)
	$-	$-

Note 8 - Related Party Transactions

As described in Note 4, in January 2007, the Company issued 52,000,000 shares of common stock (post forward stock split) to Directors and officers of the Company for cash proceeds of $13,000. As described in Note 3, on September 9, 2008, Mr. George Daschko resigned from the positions of President and Director. Mr. George Daschko also sold his interest in the Company of 24,000,000 shares of common stock (post forward stock split) to the newly appointed Director and officer of the Company.

As described in Note 4, as of July 31, 2010, the Company owed $27,301 (July 31, 2009 - $27,301) to an individual who is a former Director, officer, and stockholder of the Company.

As described in Note 4, as of July 31, 2010, the Company owed to the former officers amounted to $62,500. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no specific terms of repayment.

As described in Note 4, as of July 31, 2010, a loan for working capital purposes from an officer and stockholder of the Company amounted to $106,000. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.

On September 29, 2009, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Johannes Petersen, whereby Mr. Petersen will serve as a Director and Chief Financial Officer of the Company. Pursuant to the terms of the Consulting Agreement, the Company will pay Mr. Petersen $5,000 per month, and grant to him 1,000,000 restricted shares of the Company’s common stock as compensation for providing services as a Director. On October 14, 2009, the Company’s Chief Executive Officer, Mr. Wayne Gruden, issued a private warrant to Mr. Johannes Petersen, providing him the right to acquire 1,000,000 shares of the Company’s common stock (the “Warrant Shares”) currently held by Mr. Gruden, for a three-year period. Such warrant is being provided to Mr. Petersen in connection with his Consulting Agreement described above. Simultaneously with issuing Mr. Petersen the warrant, on October 15, 2009, Mr. Gruden also agreed to return for cancellation 19,000,000 shares of the Company’s common stock currently held under his name. The cancellation of the 19,000,000 shares of common stock was effected subsequent to October 31, 2009. As of July 31, 2010, the Company owed Mr. Johannes Petersen $17,500 for his consulting services.

On November 3, 2009, the Company entered into a Consulting Agreement (the “Consulting Agreement #2”) with Mr. Wayne Gruden, whereby Mr. Gruden serves as a Director and President of the Company. Pursuant to the terms of the Consulting Agreement #2, the Company will pay Mr. Gruden $40,000 for Director Services from August 1, 2009 to November 30, 2009. Starting on December 1, 2009, the Company will pay $5,000 per month to Mr. Gruden. As of July 31, 2010, the Company owed Mr. Wayne Gruden $45,000 for his consulting services.

Note 9 - Commitments and Contingencies

In April 2011 and until July 2011, the Company made arrangements to pay $500 per month to our former sole executive officer and director for the use of space as our corporate officer. Since then, Mr. Vandeberg has been donating his office space for use by ASGC. The Company plans to remain in this space until it is no longer suitable for its operations or circumstances demand otherwise.

Note 10 - Contracts and Agreements

Mineral Property Option Agreement - During the year-ended July 31, 2010, the company abandoned the mineral property and any costs related to the acquisition of the property have been written off.  Following is disclosure of the agreement.  On April 30, 2009, the Company entered into a property option agreement (the "Option Agreement") with Yale Resources Ltd., a Canadian public company (“Yale”). Yale holds a 100 percent interest in ten (10) mining concessions covering approximately 28,830 hectares in southwest Chihuahua State, Mexico. Yale also holds options to acquire an additional six (6) mining concessions covering approximately 276 hectares in the same area (the total of the mining concessions known as the “Property”).  Pursuant to the terms of the Option Agreement, American Sierra was granted two (2) exclusive and separate rights and options (the “First Option” and the “Second Option”) to acquire undivided legal and beneficial interests of up to 100 percent in the Property free and clear of all liens, charges, and claims of others.  In order to exercise the First Option, which gives the Company an undivided 90 percent interest in the Property, the Company is required to (a) make the following payments to Yale: an initial payment of $300,000 (already paid by the Company); $250,000 on or before April 30, 2011; $250,000 on or before April 30, 2012; $250,000 on or before April 30, 2013; (b) fund the following expenditures: $50,000 prior to April 30, 2010; an additional $500,000 prior to April 30, 2011; an additional $800,000 prior to April 30, 2012; an additional $1,000,000 prior to April 30, 2013; and (c) make the following additional payments: $50,000 upon successful completion of a National Instrument 43-101 compliant technical report; $50,000 upon the commencement of a drilling program on the Property on or prior to August 1, 2009, (payable in stock at the election of the optionor set at the price of the first financing of the Company); $50,000 upon successful completion of the first year’s drilling work program (payable in stock at the election of the optionor set at the price of the first financing of the Company); $70,000 on or before April 30, 2011, (payable in stock at the election of the optionor set at the price of the first financing of the Company); $70,000 on or before April 30, 2012, (payable in stock at the election of the optionor set at the price of the first financing of the Company); and $70,000 on or before April 30, 2013, (payable in stock at the election of the optionor set at the price of the first financing of the Company).  Provided the Company exercises the First Option to acquire the 90 percent undivided interest in the Property, the Company may then exercise the Second Option by (a) issuing to Yale an additional 500,000 shares of common stock (post forward stock split); (b) completing sufficient drilling in order to calculate a resource estimate on or before the seventh anniversary of the effective date of the Option Agreement; and (c) paying to Yale $0.75 for every equivalent ounce of silver identified from the resource estimate prepared for the Property.

Share Issuance Agreement - On October 12, 2009, the Company entered into a Share Issuance Agreement (the “Share Agreement”) with Tobermory Holding Ltd., a corporation organized under the laws of Nevis (“Tobermory”), whereby the Company has provided a subscription arrangement to Tobermory to advance funds and purchase up to $6,000,000 of units of the Company’s securities, with an option to purchase up to an additional $6,000,000 of units, until December 31, 2011. The completion date of December 31, 2011, may be extended for an additional 12 months at the discretion of either the Company or Tobermory.  Under the Share Agreement, each unit consists of one share of common stock of the Company, and a warrant (the “Purchase Warrant”) to purchase an additional share of common stock of the Company. The price of each unit is equal to 75 percent of the weighted average closing price of common stock of the Company, as quoted by NASDAQ, or other source agreed to by the parties, for the preceding ten days prior to each subscription advance to purchase units. The purchase price under each Purchase Warrant to acquire one additional share of common stock shall be 175 percent of the unit price at which the unit containing the Purchase Warrant being exercised was issued.  The Company shall use the proceeds under the Share Agreement for operating expenses, acquisitions, working capital, and general corporate activities.

Joint Venture Agreement - During the year-ended July 31, 2010, the parties mutually ended the Joint Venture and any related costs were written off.  Following is disclosure of the agreement.  In December 2009, the Company entered into a Joint Venture Agreement (the “JV Agreement”) with Trinity Alps Resources, Inc. (“Trinity Alps”), whereby the Company will contribute up to a total of $2,000,000 over a period of two years in order to obtain a 75 percent ownership interest in the entities owning and operating certain mineral claims and property for the production of gold covering approximately 950 acres in Northern California. The Company paid to Trinity Alps the aggregate sum of $125,000, in part, as a signing fee and, in part, for the exclusivity period to negotiate a definitive agreement pursuant to the parties’ non-binding letter of intent, which funds will go toward the ultimate $2,000,000 to be contributed by the Company to obtain its 75 percent interest. Under the terms of the JV Agreement, the Company will contribute an additional $150,000 at closing and $150,000 within three months of closing (collectively, the “First Semester Payment”), as well as $300,000 within six months of closing (the “Second Semester Payment”). Both the First Semester Payment and Second Semester Payment shall be included in the aggregate sum of $2,000,000 to be contributed by the Company no later than two years from closing, to obtain its 75 percent interest.  In furtherance of the JV Agreement, the parties intended to form two entities to hold and operate the mineral claims, respectively. The Company shall receive an immediate 7 percent ownership stake in each of such entities in exchange for its initial contributions, and thereafter, will incrementally increase its ownership interest by 1 percent for each additional $40,000 contributed. Once such increases reach 40 percent, the Company shall be capped at a 40 percent ownership interest level in each entity until the full $2,000,000 is contributed and earmarked for expenditure with respect to the properties, at which point, the Company’s ownership interest shall automatically increase to 75 percent in each entity.  Further, and as an additional inducement for Trinity Alps to enter into the transaction, the Company shall, at closing, issue to Trinity Alps 2,000,000 shares of the Company’s common stock and warrants to purchase an additional 2,000,000 shares of common stock Such shares and warrants will be held in trust, and issued in increments of 500,000 shares and warrants, respectively, at certain intervals following the closing.  Additionally, in accordance with the terms of the JV Agreement, the Company will grant Trinity Alps the right to designate such number of individuals to the Company’s Board of Directors as to constitute one-third of the full membership of the Board during the term of the Venture Agreement. After completion of the term of the Venture Agreement, the number of individuals designated by Trinity Alps as members of the Board of Directors of the Company may be reduced from one-third to one-fifth of the full membership of the Board.  At closing, the Company (1) contributed $150,000 to an escrow account for the benefit of Trinity Alps, and (2) issued 2,000,000 shares of the Company’s common stock and warrants to purchase an additional 2,000,000 shares of the common stock to Trinity Alps.

Note 11 - Recent Accounting Pronouncements

In December 2010, the FASB issued updated guidance on when and how to perform certain steps of the periodic goodwill impairment test for public entities that may have reporting units with zero or negative carrying amounts. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010, with early adoption prohibited.  The adoption of this standard update did not impact the Company’s consolidated financial statements.

In May 2011, the FASB issued guidance to amend certain measurement and disclosure requirements related to fair value measurements to improve consistency with international reporting standards. This guidance is effective prospectively for public entities for interim and annual reporting periods beginning after December 15, 2011, with early adoption by public entities prohibited. The Company is currently evaluating this guidance, but does not expect its adoption will have a material effect on its consolidated financial statements.

In June 2011, the FASB issued new guidance on the presentation of comprehensive income that will require a company to present components of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. There are no changes to the components that are recognized in net income or other comprehensive income under current GAAP. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011, with early adoption permitted.  The Company is currently evaluating this guidance, but does not expect its adoption will have a material effect on its consolidated financial statements.

INFORMATION ON MEDINAH GOLD, INC.

Overview

Medinah Gold Inc., a Nevada corporation (“Medinah”), was established in 1999 as a result of a dividend spinoff from Medinah Minerals, Inc. For over 14 years, Medinah has been primarily used as a holding company for mining claims and mining properties. Recent market developments have created a huge need to develop and eventually put the resource rich mining properties into mineral production.  Medinah believes that the transactions contemplated herein with ASGC will establish a capital market for the shares of Medinah.

Mission

Medinah seeks to develop viable mining projects that will create livelihood and employment in the local communities while helping grow the local and national economy.

Vision

Medinah is a junior resource mining company that focuses on acquiring and developing mining properties in a cost effective manner while sustaining and enhancing a socially responsible culture.

Business Plan

Medinah seeks to enhance the value of its mining properties through the exploration and production of mineral resources like gold, silver, copper and molybdenum. Medinah pursues investment opportunities to (i) explore mining tenements that are at an unexplored or dormant stage and (ii) broaden and strengthen its current portfolio of mining claims, equity interests and mining properties.  Medinah believes this approach offers a flexible yet disciplined method to capitalize on the growing global demand for mineral resources. As highlighted below, Medinah currently has mining claims in four main areas of Chile.

Medinah will initially develop the following properties:

1.
A 75% interest in certain mineral claims in Region III of Chile.  The 900 hectares property consists of four exploration concessions, Gilda I/68145, Gilda II/68146, Gilda III/68147 and Gilda IV/68148, and is located 42 kilometers southeast of the city of Copiapo, in the Atacama desert region of Chile. This property is road accessible from Copiapo. The property is situated in an area very favorable for economic mineralization.

On September 5, 2012, Medinah entered into a letter of intent the seller, Abel Alberto, that gives Medinah an option to purchase the Gilda property for USD$1,000,000 following the majority of Medinah shareholders electing to exchange their shares of common stock for shares of ASGC common stock. The purchase price shall be paid as follows:

	Year 1	Year 2	Year 3
Cash	$25,000	$25,000	$25,000
Shares	2,000,000	2,000,000	300,000

But for the following, no consideration has been paid to date in furtherance of this option.  In January 2013, Medinah paid the necessary land taxes on the property in the amount of USD$6,700. Upon a majority of the Medinah shareholder electing to exchange their shares of common stock for shares of ASGC common stock, the combined entity will seek financing.  The purchase price, exploration and development funds for this property will derive from the successful close of this financing.

As part of the purchase agreement, Medinah will guarantee that the stock payments will return no less than $900,000 and they will agree to pay all costs associated with maintaining the properties.  Medinah will provide minimum exploration funds in Year 1 of $50,000, Year 2 of $200,000 and Year 3 of $750,000.  Additionally, the property seller, Abel Alberto, shall be hired and responsible for maintaining the property in good standing and for overseeing all exploration.

The area hosting the Gilda property has a long history of exploration and development for gold and copper. The Incas and the Spanish Colonists were the first to search for placer and shallow gold deposits. The area surrounding the Gilda property show several active and abandoned mines. Three distinct deposit types are present on the Gilda property: Deposit Type 1, Copper Breccias Deposit Type 2 and precious metal that includes or excludes Copper Veins Deposit Type 3 and Copper Gold Veins.

There are over 350 active mining operations of varying sizes in the Copiapo area. The proximal Caldera El Durazno has structurally prepared the area and generated numerous regional fault structures during formation.  The abundant Mensura mining concessions and numerous workings in the area support the view that several of these structures are metallieferous.  Immediately to the west, the Cabeza de Vaca district hosts several copper tourmaline breccias. The western edge of the Gilda pedimento block lies a few kilometers from the Cabeza de Vaca district.  The ground magnetics survey has identified several anomalies that possibly represent tourmaline breccias in the area. The limited sampling completed on a small diorite Plug on the eastern side of the Gilda pedimento block was successful in locating anomalous copper and weakly anomalous gold mineralization.

Based on this data, further exploration is warranted on the Gilda property of (i) surface exploration and (ii) percussion and diamond drilling. The budget for the first phase, which is the initial evaluation, is estimated at $250,000 over a 45 day period.  The budget for second phase is estimated at $750,000 over a 180 day period. Management is of the opinion that the Gilda property would be of great value and would quickly be put into exploration, drilling and subsequently, production plan preparation.

2.
A 10% interest in the “Jota” group of claims in northern Chile, near Iqueque. The Jota group of claims is a 22 kilometer long by 3 kilometer wide property and has been extensively drilled returning significant gold values.

3.
Ownership interest in a 600 hectares mining property in Chile, called Caleu. This property is located in western, central Chile, approximately 40kms outside of Santiago, Chile. The property consists of 4 claim groups: Catan, Escopion, Lucia and Cruchy.  Several high-grade gold veins exist and will be explored as targets for small-scale mining operations.

4.
A development interest in excess of 900 hectares the Panque/Caren region of Chile. This property has been developing a gold placer deposit since 1989.  Various testing has been carried out since development began with a view toward production and an investment of approximately $500,000.

Employees

Since inception, Medinah has had no employees other than their 3 directors and executive officers, who serve part time. Medinah engages contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our acquisition and exploration activities.

Directors, Executive Officers and Corporate Governance

At present, Medinah has 3 executive officers and 3 directors. Our directors are elected to serve until resignation, termination or until their respective successors will have been elected and duly qualified. The following table sets forth the name, age and position held with respect to our present directors and executive officers:

Name:	Age:	Position:
Larry Regis	76	President/Director
Gary Goodin	49	Vice President/Director
Vittal Karra	49	Secretary/Director

Larry Regis, Jr. brings to Medinah a wealth of political, business and managerial experience.  Prior to becoming the Medinah’s President in May 1999, Mr. Regis owned and operated several mines and managed business territories for companies such as ITT, Bell & Howell and McGraw Hill.  He was previously nominated for the Utah Chamber of Commerce “Man of the Year” award.  In 1967, Mr. Regis was elected to the Utah State Legislature where he served as Minority Leader of the House of Representatives.  He is the past Chairman of the Lake Elsinore Development Agency and was the recipient of the Lake Elsinore Packman Award for service to his community. Mr. Regis earned a Bachelor’s of Education degree from Brigham Young University in 1960.

Gary Goodin joined ASGC in March 2013 as vice president and director.  Mr. Goodin joined Medinah in May 1999.  Mr. Goodin graduated from the Indiana University School of Law in Bloomington, Indiana with a Juris Doctorate in 1989.  He practiced with the firm of Johnson, Smith, Pence, Densborn, Wright & Heath in Indianapolis from 1992 to 1996 and has been a Principal with the firm of Goodin Orzeske & Blackwell, P.C. in Indianapolis since 2000.  His areas of expertise include employment law and effective management of human resources.

Vittal Karra joined Medinah in August 2012.  He is a results-oriented business executive with over 20 years of experience.  Mr. Karra has served as a strategic advisor to various technology companies since May 2010. From 2008-2010, Mr. Karra was a Senior Manager at Coca-Cola, Inc. and a consultant at Accenture from 2005-2008.  Mr. Karra has worked and consulted with companies like AT&T, American Express, Microsoft and the Port Authority of NY & NJ in the areas of telecom, infrastructure, information technology, software and management services.   Mr. Karra earned a Bachelor’s of Commerce degree in 1983 from Osmania University in Hyderabad, India.

Legal Proceedings

There is no litigation currently pending or, to Medinah’s knowledge, contemplated against Medinah or any of its officers or directors in their capacity as such.

Limitations on Liability and Indemnification of Directors and Officers

ASGC’s and Medinah’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in their articles of incorporation and bylaws.  ASGC and Medinah have agreed that, upon consummation of the expected business combination resulting from the exchange offer, ASGC’s and Medinah’s directors and officers will be entitled to indemnification to the fullest extent provided in their respective articles of incorporation and bylaws as in effect as of the effective date of the business combination.  This right to continuing indemnification may be limited by applicable state or federal laws or applicable regulatory authorities.   ASGC does not have any separate indemnification agreements with its officers or directors.

Under the Nevada Revised Statutes, unless the company’s certificate of incorporation provide for greater individual liability, directors and officers of a Nevada corporation will not be held individually liable to the corporation, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.  Nev. Rev. Stat. § 78.138(7).  The statute does provide exceptions to this general rule, including imposing liability in the following special circumstances:  ouster (Nev. Rev. Stat. § 35.230), securities violations (Nev. Rev. Stat. § 90.660), commodities violations (Nev. Rev. Stat. § 91.250), receiving deposits in insolvent banks with knowledge of insolvency (Nev. Rev. Stat. § 668.045), and recovery by an insurer of profits realized from transactions made with unfair use of information (Nev. Rev. Stat. § 694A.030).

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Medinah’s common equity is not traded on an established public trading market. As of the date of this registration statement, Medinah has 63,941,540 shares of common stock issued and outstanding and 0 shares of preferred stock issued and outstanding and a total of 1,900 shareholders.

Assuming that 100% of the Medinah shareholders elect to exchange their shares of common stock into common shares of ASGC, their holdings in the combined entity will be approximately 19.8% less than their holdings in Medinah.

The following table sets forth information with respect to the beneficial ownership of Medinah common stock as of March 27, 2013 by its directors and executive officers, as well as each person (or group of affiliated persons) who is known by Medinah to beneficially own 5% or more of our common stock. Additionally, the following table shows the corresponding percentage ownership for each holder upon consummation of the exchange.

The percentages of common stock beneficially owned are reported on the basis of regulations of the United States Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under these regulations, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

Name / Address	Number Owned of Common Shares of Medinah	Percentage Ownership	Percentage Ownership Post-Exchange (of combined entity)(2)
Larry Regis, Officer and Director 9555 SW Allen Blvd., #36 Beaverton, OR 97005	3,700,000	5.8%	4.6%
Les Price, Board Advisor 302-255 West First Street North Vancouver, BC V7M 3G8	1,600,100	2.5%	2.0%
Interfund Capital, Inc. c/o 302-255 West First Street North Vancouver, BC V7M 3G8	19,800,000	31%	24.8%
Gary Goodin, Officer and Director 50 East 91st Street, Ste. 104 Indianapolis, IN 46240	2,617,000	4.1%	3.3%
Juan Jose Quijano Fernandez El Vergel 2316 Santiago, Chile	8,342,400	13%	10.5%
Vittal Karra, Officer and Director 9555 SW Allen Blvd., #36 Beaverton, OR 97005	0	0	0%
Medinah Minerals, Inc. (1) 3960 Howard Hughes Pkwy, Ste. 535 Las Vegas, NV 89169	10,000,000	15.6%	12.5%
Total: All Directors and Officer’s	6,317,000	9.9%	7.9%
TOTAL	46,059,500	72%	57.8%
(1)	Juan Jose Quijano Fernandez is the President and COO of Medinah Minerals, Inc.
(2)	Based on a combined total outstanding amount of 79,733,280 and assumes that 100% of all Medinah shareholders elect to exchange their shares into shares of ASGC.

Dividends

We have neither declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance our operations. Our Board of Directors will determine future declaration and payment of dividends, if any, in light of our then-current financial condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for Medinah Gold, Inc.

Cautionary Statement for Forward-Looking Statements - This Registration Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those listed under the heading “Risk Factors” and those listed in our other Securities and Exchange Commission filings. The following discussion should be read in conjunction with our Financial Statements and related Notes thereto included elsewhere in this report. Unless the context otherwise requires, references in this management’s discussion section to “we,” “us,” “MGI,” or the “Company” refer to Medinah Gold Inc.

The following discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes thereto appearing elsewhere in this Registration Statement.

Overview

Mining Properties

Impact of Inflation

Inflation has not had a material effect on our revenues.

CRITICAL ACCOUNTING POLICIES

Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property may commercially be mined. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. Interest costs, if any, allocable to the cost of developing mining properties and to constructing new facilities are capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. All such capitalized costs, and estimated future development costs, are then amortized using the units-of-production method over the estimated life of the ore body. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.

RESULTS OF OPERATIONS

Following is a summary of our results of operations (in thousands):

	year ended		three months ended
	December 31,		March 31,
	2011	2012	2012	2013
Revenues	$10	$22	$7	$-
Exploration and development costs	(66)	(15)	(5)	(13)
General and administrative	(12)	(72)	(22)	(8)
Net loss	$(68)	$(65)	$(20)	$(21)

Revenues and exploration and development costs have not been relatively significant during the periods presented.  These operating activities are expected to increase in future periods.  General and administrative costs vary based on other activities, most significantly in 2012 due to the proposed exchange offer.

We had a net loss of $68,000 and $65,000 for the years ended December 31, 2011 and 2012, respectively,  and net loss of $20,000 and $21,000 for the three months ended March 31, 2012 and 2013, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Our cash flows have been as follows (in thousands):

	year ended		three months ended
	December 31,		March 31,
	2011	2012	2012	2013
Cash used by operating activities	$(77)	$(60)	$(19)	$(20)
Cash used by investing activites	(482)	(100)	(6)	(270)
Cash provided by financing activities	568	554	16	268
Increase (decrease) in cash during the period	9	394	(9)	(22)
Cash and cash equivalents -
Beginning of period	1	10	10	404
End of period	$10	$404	$1	$382

Operating activities used cash of $60,000 during the year ended December 31, 2012 as compared to $77,000 during the comparative prior year.  Cash used in operating activities relates to funding our net losses.  We expect operating activities to continue to use cash in the near future.

Investing activities

Our financing activities provided cash of $554,000 during the year ended December 31, 2012, as compared to $568,000 during the comparative prior year, primarily due to sales of common stock for cash.

During the three months ended March 31, 2013, we received $250,000 from borrowings from related parties.

Financing activities are expected to increase as we raise capital from equity financing to fund future operations and to provide additional working capital.

Contractual commitments and obligations - Other than related to the Gilda Property letter of intent, we have no contractual commitments or obligations.

OFF-BALANCE SHEET ARRANGEMENTS - We have no off-balance sheet arrangements.

Medinah Gold, Inc.
Balance Sheets
(in thousands, except share and per share information)

	December 31,		March 31,
	2011	2012	2013
	(unaudited)	(unaudited)	(unaudited)
Current assets
Cash and cash equivalents	$10	$404	$382
Investments	20	80	100
Prepaid expenses and other current assets	10	5	4
Total current assets	40	489	486
Mineral properties	2,366	2,406	2,656
Other assets

Total assets	$2,406	$2,895	$3,142

Current liabilities
Accounts payable and accrued expenses
Due to related parties		$16	$284
Total current liabilities	-	16	284
Accrued and other non-current liabilities
Total liabilities	-	16	284
Stockholders' equity
Common stock - $0.001 par value; 150,000,000 shares authorized; 37,886,000, 64,061,000 and 64,061,000 shares issued and outstanding	38	64	64
Additional paid-in capital	3,751	4,263	4,263
Accumulated deficit	(1,383)	(1,448)	(1,469)
Total stockholders' equity	2,406	2,879	2,858

Total liabilities and stockholders' equity (deficit)	$2,406	$2,895	$3,142

The accompanying notes are an integral part of these financial statements.

Medinah Gold, Inc.
Statements of Operations
(in thousands, except share and per share information)

	year ended		three months ended
	December 31,		March 31,
	2011	2012	2012	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$10	$22	$7	$-
Operating expenses:
Exploration and development costs	66	15	5	13
General and administrative	12	72	22	8
Total operating expenses	78	87	27	21
Loss from operations	(68)	(65)	(20)	(21)
Interest expense	-	-	-	-
Net loss	$(68)	$(65)	$(20)	$(21)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average shares used in calculating basic and diluted net loss per common share	37,886,000	50,973,500	37,886,000	63,987,770

The accompanying notes are an integral part of these financial statements.

Medinah Gold, Inc.
Statements of Cash Flows
(in thousands)

	year ended		three months ended
	December 31,		March 31,
	2011	2012	2012	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(68)	$(65)	$(20)	$(21)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(9)	5	1	1
Net cash used by operating activities	(77)	(60)	(19)	(20)
Cash flows from investing activities:
Purchases of mineral properties	(560)	(40)	(6)	(250)
Proceeds from sale of investments	78
Purchases of investments		(60)		(20)
Net cash used by investing activities	(482)	(100)	(6)	(270)
Cash flows from financing activities:
Proceeds from sales of common stock	1,000	538	-
Proceeds from borrowings from related party repayment of borrowings from related party	(432)
Net cash provided by financing activities	568	554	16	268
Increase (decrease) in cash and cash equivalents	9	394	(9)	(22)
Cash and cash equivalents at beginning of period	1	10	10	404
Cash and cash equivalents at end of period	$10	$404	$1	$382

The accompanying notes are an integral part of these financial statements.

Medinah Gold, Inc.
Statements of Stockholders’ Equity
(dollars in thousands)

	Common stock		Additional	Accumulated
	Shares	Amount	paid-in capital	Deficit	Total
Balance at January 1, 2011	37,886,000	$38	$2,751	$(1,315)	$1,474
Issuance of common stock for cash			1,000		1,000
Net loss				(68)	(68)
Balance at December 31, 2011	37,886,000	38	3,751	(1,383)	2,406
Issuance of common stock for cash	26,175,000	26	512		538
Net loss				(65)	(65)
Balance at December 31, 2012	64,061,000	64	4,263	(1,448)	2,879
Cancellation of shares	(146,460)	-			-
Net loss				(21)	(21)
Balance at March 31, 2013	63,914,540	$64	$4,263	$(1,469)	$2,858

The accompanying notes are an integral part of these financial statements.

Medinah Gold, Inc.
Notes to Unaudited Financial Statements
December 31, 2011 and 2012 and March 31, 2013 and fiscal periods then ended

Note 1 – Business and Summary of Significant Accounting Policies

General Organization and Business – Medinah Gold, Inc. (“MGI”) was incorporated in the State of Nevada in 1999 for the purpose of operating certain Chilean mining properties. We continue to own these mining properties and claims, and that is our business.  We are a junior resource mining company that focuses on acquiring and developing mining properties in a cost effective manner while sustaining and enhancing a socially responsible culture.

We seek to enhance the value of our mining properties through the exploration and production of mineral resources like gold, silver, copper and molybdenum.  We pursue investment opportunities to (i) explore mining tenements that are at an unexplored or dormant stage and (ii) broaden and strengthen its current portfolio of mining claims, equity interests and mining properties.  We believe this approach offers a flexible yet disciplined method to capitalize on the growing global demand for mineral resources. We currently have mining claims in four main areas of Chile.

Proposed Exchange Offer - We are a privately-owned property holding and mining company with mineral property mining claims in the country of Chile.  American Sierra Gold Corp. (ASGC) is a publicly-owned precious metal mineral acquisition, exploration and development company.  ASGC is proposing to exchange 63,914,540 shares of its common stock on a one-share for one-share basis to holders of all of the outstanding common stock of MGI (the “Exchange”).   As of May 31, 2013, there are 15,791,740 shares of ASGC common stock outstanding owned by existing ASGC shareholders.  Giving effect to the Exchange, shareholders previously owning shares of MGI would own approximately 80% of total shares outstanding, and MGI would become a wholly-owned subsidiary of ASCG.  In April 2013, ASGC’s Board of Directors approved the appointment of three directors and executive officers, who were directors and executive officers of MGI, and ASGC’s former sole officer and director resigned.  Following the exchange, if a majority of our shareholders accept the exchange offer, our operations will become the core business of the post-merger combined entity.  ASGC has also changed its primary business address from Seattle, Washington to that of MGI in Beaverton, Oregon.  These relative security holdings and the composition of our Board of Directors and Executive Officers, the proposed structure, the size of the combining entities and the terms of the exchange of equity interests were considered in determining the accounting acquirer.  Based on the weight of these factors, it was concluded that MGI is the accounting acquirer and its historical financial statements will become those of the registrant after the exchange.

Basis of presentation – The accompanying annual financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The accompanying interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and do not include all the information and notes required for complete financial statements.  In the option of management, the accompanying interim financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly our financial position, results or operations and cash flows.  Operating results for the three month period ended March 31, 2013, are not necessarily indicative of the results that may be expected for a full fiscal year.

Certain amounts in prior year financial statements have been reclassified to conform to the 2012 presentation.

Use of estimates- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Estimates having relatively higher significance primarily relate to valuation and estimated lives of assets acquired, accounting for issuances of equity securities and borrowings and income taxes.

Cash and cash equivalents -For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Fair Value of Financial Instruments - Financial instruments include cash and cash equivalents, accounts payable and amounts due to related parties.  Fair values of cash and cash equivalents, and accounts payable approximate carrying values due to their short-term nature. The estimated fair value of amounts due related parties are undeterminable due to their related party nature, however, Company management considers carrying values to approximate fair value.  We follow authoritative guidance with respect to fair value reporting issued by the Financial Accounting Standards Board for financial assets and liabilities, which defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques, such as market approach (comparable market prices), income approach (present value of future income or cash flow), and cost approach (cost to replace service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Inputs other than quoted prices observable for assets or liabilities, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by management, which reflect those that a market participant would use.

Fair values of our financial assets are determined by Level 1 inputs.  Fair values of nonfinancial assets acquired have been determined using Level 3 inputs.

Income taxes- Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Net loss per share – Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period.  We have no common stock equivalents and basic and diluted net loss per share are the same.

Note 2 – Mineral Properties

Jota Claims – We own a 10% interest in the “Jota” group of claims in northern Chile, near Iqueque. This group of claims is 22 km long by 3 km wide and has been extensively drilled returning significant gold values.

Caleu Property – We have an ownership interest in a 600 hectares mining property in Chile, called Caleu. This property is located in western, central Chile approximately 40kms outside of Santiago, Chile. The property consists of 4 claim groups.  Several high-grade gold veins exist and will be explored as targets for small-scale mining operations.

Panque/Caren Property - We have a development interest in excess of 900 hectares the Panque/Caren region of Chile. This property has been developing a gold placer deposit since 1989.  Various testing has been carried out since development began with a view toward production.

Note 3 - Income Taxes

At December 31, 2012, we had available net operating loss carryforwards for federal income tax reporting purposes of approximately $1.4 million. These carryforwards will begin to expire in 2027 if not otherwise utilized. We record a valuation allowance in the full amount of deferred tax assets not otherwise offset by deferred tax liabilities we expect to reverse since realization of such tax benefits has not been determined by our management to be more likely than not. During the year ended December 31, 2011 and 2012, our valuation allowance increased approximately $24,000 and $23,000, respectively. The difference between the expected benefit computed using statutory tax rates and the recorded benefit is due to the valuation allowance.   Deferred tax assets relate to operating loss carryforwards and approximate $484,000 and $507,000 at December 31, 2011 and 2012, respectively.

Note 4 - Commitments and Contingencies

Gilda Property – The Gilda property represents a 75% interest in certain mineral claims in Region III of Chile.  The 900 hectares property consists of four exploration concessions, Gilda I/68145, Gilda II/68146, Gilda III/68147 and Gilda IV/68148, and is located 42 kilometers southeast of the city of Copiapo, in the Atacama desert region of Chile. This property is road accessible from Copiapo. The property is situated in an area very favorable for economic mineralization.  In September 2012, we entered into a letter of intent with the owner of the property that gives us an option to purchase the Gilda property for cash of $75,000 payable in three $25,000 annual payments and 4,300,000 shares of ASGC common stock, of which 2,000,000 shares would be issued at closing, 2,000,000 issuable one year from closing and 300,000 shares issuable two years from closing.

Upon a majority of Medinah shareholders electing to exchange their MGI shares of common stock for shares of ASGC common stock, the exchange will be consummated and post-merger combined entity will seek financing.  The purchase price, exploration and development funds for this property are expected to be obtained from this subsequent financing.  As part of the purchase agreement, the combined post-merger combined entity will guarantee that the value of stock issuances will return no less than $900,000 and they will agree to pay all costs associated with maintaining the properties.  We will agree to provide minimum exploration funds in Year 1 of $50,000, Year 2 of $200,000 and Year 3 of $750,000.  Further exploration is warranted on the Gilda property of surface exploration and percussion and diamond drilling, with budgets of approximately $250,000 and $750,000 for first and second phases, respectively.

THE BUSINESS COMBINATION

The following is a description of all material aspects of the exchange offer’s expected resulting business combination. While we believe that the following description covers the material terms of the expected business combination, the description may not contain all of the information that may be important to you. There is no formal, executed exchange offer agreement between ASGC and Medinah.  This prospectus seeks to serve as the exchange offer to Medinah shareholders and encompass all terms of the exchange offer and expected resulting business combination.  We encourage you to carefully read this entire prospectus.

ASGC is offering to Medinah shareholders an opportunity to exchange their shares of common stock into shares of ASGC on a one-for-one basis.  Assuming that a majority of Medinah shareholders elect to exchange their shares, Medinah will become a majority owned subsidiary of ASGC. Upon the effective time of ASGC’s registration statement on Form S-4, Medinah shareholders will have the right to have their shares exchanged into common shares of ASGC on a one-for-one basis, which, assuming 100% of Medinah shares are exchanged, is approximately 63,944,540 shares.  Medinah shareholders will not receive any fractional shares of ASGC common stock in connection with this exchange offer.  As a result of the exchange offer, former Medinah shareholders will own ASGC common stock.  A description of the ASGC common stock to be issued pursuant to this exchange offer is set forth under the section entitled “Description of ASGC Securities” beginning on page 67 .  For additional information on the business combination, see “The Business Combination” beginning on page 55 .

Background to the Business Combination

Background

Beginning in June 2010, James Vandeberg, representing ASGC, and Les Price, representing major shareholders of Medinah began informal telephone discussions about a possible business transaction. During the following year, Mr. Vandeberg and Mr. Price met on several occasions and conducted due diligence on the other by exchanging relevant financial information, business plans and capitalization information. The parties discussed various alternatives including Medinah purchasing control of ASGC for cash and a merger. Effective April 11, 2012, ASGC and Medinah entered into a Memorandum of Understanding setting forth the provisions that later resulted in the Merger Agreement (defined below).

On November 29, 2012, ASGC and its wholly owned subsidiary American Sierra Gold Merger Corp., a Nevada Corporation, (“MergerSub”) terminated the Agreement and Plan of Merger entered into with Medinah on August 13, 2012 (the “Merger Agreement”).  As a result of the termination, the ASGC withdrew the registration statement on Form S-4, filed on October 31, 2012 with the Securities and Exchange Commission. ASGC, MergerSub and Medinah mutually agreed to the Merger Agreement’s termination and there are no early termination penalties incurred by any of the parties for doing so.

Pursuant to the Merger Agreement, Medinah would have merged with and into MergerSub, each outstanding share of common stock, par value $0.001, of Medinah would have been converted into the right to receive the one share of common stock of the Company, on a one-for-one basis and MergerSub would have been the surviving corporation in the merger.  Each share of common stock issued would have been duly authorized, validly issued, fully paid and nonassessable.  Upon conversion, each share of Medinah common stock would have been canceled, retired and cease to exist. Per the Merger Agreement, the ASGC expected to issue approximately 63,944,540 shares of common stock to Medinah shareholders as part of the merger’s consideration.

As a result of the Merger Agreement being terminated, ASGC offered to the Medinah board of directors an exchange offer to the Medinah shareholder’s to provide them an opportunity to exchange their shares of common stock into shares of ASGC on a one-for-one basis.  The ASGC board of directors approved the Merger Agreement’s termination and subsequent exchange offer to Medinah shareholders on November 27, 2012.

The parties determined that the exchange offer ratio that would give the Medinah shareholders approximately 80% of the outstanding shares of ASGC following the transaction was appropriate giving the relative assets of the two companies.

Neither party hired a financial advisor to evaluate the exchange offer and advise the boards of directors.  There are no additional past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between or among ASGC or Medinah.

No Change in Business, Locations or Fiscal Year

The expected business combination resulting from the exchange offer will not affect ASGC’s jurisdiction of incorporation, and other changes of a legal nature, including changes in ASGC’s organizational documents, which are described in this prospectus. The business, assets and liabilities of ASGC, as well as ASGC’s principal locations and fiscal year, will be the same upon the completion of the expected business combination.

Change in Management or Board of Directors

On April 5, 2013, the ASGC’s board of directors voted to approve the appointment of Larry Regis, Gary Goodin and Vittal Karra as directors and officers of ASGC.  These appointments were deemed effective on April 5, 2013.  Simultaneously with these appointments, James Vandeberg, ASGC’s sole officer and director resigned.  A current report on Form 8-K regarding these events was filed on April 10, 2013.  If a majority of Medinah shareholders do not elect to have their shares converted into ASGC common stock, ASGC will not become a majority owned subsidiary of Medinah.  These recent board and officer appointments and resignation will not be affected if a majority of Medinah shareholders do not elect to exchange their shares of ASGC.

Change in Shareholder Rights

Upon consummation of the expected business combination, the rights of holders of ASGC common stock will arise under the amended and restated certificate of incorporation and bylaws of ASGC as well as the Nevada Revised Statues. Medinah common stock holders currently have the same rights as the ASGC shareholders since they are also governed by the NRS. There are no material differences between the rights of security holders of Medinah and the rights of security holders of ASGC.

ASGC’s Reasons for the Business Combination

At a meeting held on November 27, 2012, the ASGC board unanimously (i) approved the termination of the previously agreed upon Merger Agreement and the consummation of the transactions contemplated thereby and (ii) approved the exchange offer to Medinah shareholders on a one-for-one basis.

Reasons for Recommendation.

The ASGC board evaluated the exchange offer, approves of the offer, and believes the exchange offer to be advisable, fair to, and in the best interests of, the shareholders of ASGC. The determining to make this offer, the ASGC board considered a number of factors, including (1) its current financial condition and its competitive position, strategic options, and prospects (2) ASGC’s inability to raise capital  (3) the fact that Medinah has significant assets (4) Medinah’s access to financing and (5) other market conditions. The ASGC board viewed and evaluated these factors collectively to support its decision. The ASGC board believes that, in light of the forgoing, the business combination with Medinah presents an opportunity to increase shareholder value.

The foregoing discussion of the information and factors considered by the ASGC board is not intended to be exhaustive, but includes the material factors considered by the ASGC board, including the substantive and procedural factors considered. In view of the variety of factors considered in connection with its evaluation of the exchange offer, the ASGC board did not find it practicable to quantify, and did not quantify, or otherwise assign relative weights to, the specific factors considered in reaching its conclusion. In addition, the ASGC board member applied his own personal business judgment to the process and may have given differing weights to different factors. ASGC did not hire a financial advisor to evaluate the exchange offer.

Recommendation of the Medinah Board; Medinah’s Reasons for the Business Combination

At a meeting held on November 27, 2012, the Medinah board unanimously (i) approved the termination of the previously agreed upon Merger Agreement and the consummation of the transactions contemplated thereby and (ii) recommended that Medinah shareholders exchange their shares of Medinah for shares of ASGC pursuant to the exchange offer.

Reasons for Recommendation.

The Medinah board evaluated the exchange offer, approves of the offer, and believes the exchange offer to be advisable, fair to, and in the best interests of, the shareholders of Medinah, and in recommending that Medinah’s shareholders elect to exchange their shares, the Medinah board considered a number of factors, including (1) Medinah’s current financial condition and its competitive position, strategic options, and prospects and (2) other market conditions. The Medinah board viewed and evaluated these factors collectively to support its decision. Medinah has elected to pursue a transaction with ASGC primarily because, in Medinah’s judgment, ASGC, being a publically traded company and fully reporting under the Securities Exchange Act of 1934 will make it easier to raise capital. Also the shareholders of Medinah will receive free trading shares from ASGC in the exchange offer which will provide liquidity for the Medinah shareholders. The Medinah board believes that, in light of the forgoing, the business combination with ASGC presents an opportunity to increase shareholder value.

Interests of Officers and Directors in the Expected Business Combination

Interests of Medinah Officers and Directors in the Expected Business Combination

In considering the recommendation of the Medinah board to accept the proposed exchange offer and expected resulting business combination, Medinah shareholders should be aware that some of Medinah’s directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of Medinah’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Medinah board was aware of these interests and considered them, among other matters, during its deliberations of the merits of the exchange offer and in determining to recommend to Medinah shareholders that they elect to exchange their shares with ASGC on the terms found herein. These potential conflicts of interest include the recent appointment of Medinah officers and directors as officers and directors of ASGC and corresponding stock grants. On April 5, 2013, the ASGC’s board of directors voted to approve the appointment of Larry Regis, Gary Goodin and Vittal Karra as directors and officers of ASGC.  These appointments were deemed effective on April 5, 2013.  Simultaneously with these appointments, James Vandeberg, ASGC’s sole officer and director resigned.  A current report on Form 8-K regarding these events was filed on April 10, 2013.

ASGC Directors

Following the consummation of the expected resulting business combination, Larry Regis will continue to serve as the Chairman of ASGC and Gary Goodin and Vittal Karra will continue to serve as executive Directors of ASGC. For more information, see “Post-Exchange ASGC Executive Officers and Directors,” beginning on page 65.

Indemnification and D&O Liability Insurance

Indemnification. The amended and restated certificate of incorporation and bylaws of ASGC following the expected resulting business combination will contain provisions no less favorable with respect to indemnification than those set forth in the certificate of incorporation and bylaws of Medinah.  ASGC does not have any separate indemnification agreements with its officers or directors.

Under the Nevada Revised Statutes, unless the company’s certificate of incorporation provide for greater individual liability, directors and officers of a Nevada corporation will not be held individually liable to the corporation, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.  Nev. Rev. Stat. § 78.138(7).  The statute does provide exceptions to this general rule, including imposing liability in the following special circumstances:  ouster (Nev. Rev. Stat. § 35.230), securities violations (Nev. Rev. Stat. § 90.660), commodities violations (Nev. Rev. Stat. § 91.250), receiving deposits in insolvent banks with knowledge of insolvency (Nev. Rev. Stat. § 668.045), and recovery by an insurer of profits realized from transactions made with unfair use of information (Nev. Rev. Stat. § 694A.030).

D&O Liability Insurance. ASGC intends to obtain directors’ and officers’ liability insurance policies not materially less favorable than those currently maintained by Medinah, with respect to all matters occurring prior to the effective time of the business combination.

Accounting Treatment

The Exchange Offer’s Expected Resulting Business Combination

Both ASGC and Medinah prepare their financial statements in accordance with GAAP. In determining the accounting treatment of the transactions contemplated herein, the respective management of ASGC and Medinah have evaluated all the criteria set forth in Accounting Concept Statement Topic 805-10, “Business Combinations — Overall” (“ASC 805-10”), which essentially provides that in identifying the acquiring entity in a combination effected through a transfer of additional assets and exchange of equity interest, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of each company and the terms of the exchange of additional assets and equity securities in the business combination, including payment of any premium. There is no hierarchical guidance on determining the acquirer in a transaction effected through an exchange of equity interests.

Medinah has concluded that ASGC is not the accounting acquirer based on its evaluation of the following facts and circumstances of the transaction contemplated herein.

•	Medinah is the larger of the two entities and is the only operating entity of the combining companies; and
•
It is expected that, following completion of the business combination, the current holders of Medinah common stock will hold a majority of the issued and outstanding shares of ASGC common stock, on a fully diluted basis, and, therefore, will have voting control of ASGC.

Based on the above facts, the respective management of ASGC and Medinah believe that ASGC is not considered as the accounting acquirer, and therefore, the business combination contemplated herein as a result of the exchange offer will be accounted for as a reverse recapitalization. No intangible assets or goodwill will be recognized as a result of the combination; accordingly, Medinah will record the shares of ASGC common stock issued in exchange for shares of Medinah common stock based on the carrying value of the assets and liabilities received as of the closing date of the business combination.

THE EXCHANGE OFFER

The following summary describes all material provisions of the exchange offer and its expected resulting business combination. We encourage you to carefully read this prospectus and attachments in its entirety for a more complete understanding of the business combination.

 Description of the Exchange Offer

Upon which time this registration statement has been deemed effective, Medinah shareholders will have the right to have their shares converted into common shares of ASGC on a one-for-one basis, which is expected to be approximately 63,941,540 shares if all Medinah shareholders elect to exchange their shares.  Based upon verbal commitments from shareholders holding a majority of the Medinah common stock, the parties believe that a majority of the Medinah shareholders will elect to exchange their shares pursuant to this offer, the result of which will be that Medinah becomes a majority owned subsidiary of ASCG. Medinah shareholders will not receive any fractional shares of ASGC common stock in connection with this exchange offer.  ASGC is expect to issue up to 63,941,540 shares of common stock as a result of the exchange offer.  As a result of the expected business combination, former Medinah shareholders will own a majority of the issued and outstanding ASGC common stock.

Mandatory surrender of certificates is required by our stockholders in connection with participating in this exchange offer.  Upon which time this registration statement has been deemed effective, ASGC shall then cause its transfer agent, American Registrar & Transfer Co. (the “Exchange Agent”), to mail to each Medinah shareholder (i) a letter of transmittal (the “Letter of Transmittal”) to the Exchange Agent and (ii) instructions for use in surrendering Medinah stock certificates in exchange for ASGC common stock .  New certificates will be mailed to participating stockholders.  Medinah stockholders are not required to participate in this exchange offer.

As of March 27, 2013, Medinah had 63,941,540 shares of common stock issued and outstanding and as of May 31, 2013, ASGC had 15,791,740 shares of common stock issued and outstanding.  Taking into account the surrender of all Medinah common stock contemplated herein, ASGC would issue up to 63,941,540 shares of ASGC common stock in connection with the exchange offer. Accordingly, ASGC would have approximately 79,733,280 shares of ASGC common stock issued and outstanding. Based on the last reported sale price on the OTCQB of the ASGC shares of $0.14 on May 31, 2013, the total value of ASGC common shares to be issued to the shareholders of Medinah is approximately $8,951,811.

Immediately following the completion of the business combination and assuming all of Medinah shareholders participate in the exchange offer, the former shareholders of Medinah are expected to own approximately 80% of the outstanding ASGC common stock and the current holders of ASGC ordinary shares are expected to own approximately 20% of the outstanding ASGC common stock.

The current fair market value of Medinah common stock may not be equivalent to the fair market value of ASGC common stock on the date that this registration statement is deemed effective and Medinah shareholders can begin exchanging their shares of common stock or at any other time. The fair market value of ASGC common stock received by a Medinah shareholder may be greater or less than the current fair market value of Medinah common stock due to numerous market factors.

No Fractional Shares

Medinah shareholders will not receive any fractional shares of ASGC common stock in connection with the exchange offer. Instead, ASGC will issue one share of ASGC common stock to each holder of Medinah common stock that would otherwise be entitled to a fraction of a share of ASGC common stock.

Treatment of Stock Options, Restricted Stock, Warrants and other Convertible Securities

Medinah does not have any outstanding stock options, restricted stock, warrants or other convertible securities outstanding.

Conditions to this Exchange Offer

The obligations of ASGC to consummate complete the exchange offer and expected resulting business combination is subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	the registration statement to which this prospectus forms a part must have been declared effective by the SEC;
•	there must be no governmental order that would make the action contemplated herein illegal; all other required governmental consents must have been obtained.

We will not be required to accept for exchange, if the exchange offer, or the making of any exchange by a holder of Medinah shares, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Medinah shares for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the Medinah shares of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” below and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations under the Securities Act.

Additionally, we will not accept for exchange any Medinah shares tendered, and will not issue ASGC shares in exchange for any such shares, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Medinah not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the exchange agent and the holders of the Medinah shares as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Terms of the Exchange Offer; Expiration Date

Subject to the terms and conditions described in this prospectus and in the Letter of Transmittal, we will accept for exchange any shares of Medinah properly tendered and not withdrawn prior to 12:01 a.m., Seattle time, on the expiration date of the exchange offer, which will be 30 calendar days from the day this prospectus has been mailed. We will issue shares of ASGC on a one-for-one basis for surrendered Medinah shares in the exchange offer.  The Exchange Agent will deliver the ASGC shares promptly after the expiration date and acceptance of the Medinah shares for exchange.  The fixed record date for determining Medinah shareholder entitled to participate in the exchange offer is January 2, 2013.  Only holders of Medinah common stock as of January 2, 2013 will be able to participate in the exchange offer.  As of January 2, 2013, Medinah had 1,900 shareholders of record.  We believe that most, if not all, of these shareholders will be eligible to participate in the exchange offer.  Eligibility requirements include duly and validly owning the shares, if owned by an individual, or validly possessing ownership or voting control of the shares, if owned by an entity. Shares loaned to a third party may be included only if the shareholder has the right to recall the loaned shares and will recall the loaned shares upon being notified that any of its nominees will be included in company’s proxy materials. Borrowed shares may not be included.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of Medinah shares by giving written notice of such extension to Medinah shareholders at any time until the exchange offer expires or terminates. During any such extensions, all Medinah shares previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the Exchange Agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the holders of Medinah shares of the extension via a press release issued no later than 9:00 a.m., Seattle time, on the business day after the previously scheduled expiration date.

If any of the conditions described above under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion to (i) extend the exchange offer, (ii) to delay accepting Medinah shares or to terminate the exchange offer and not accept any Medinah shares for exchange; or (iii) to terminate the exchange offer by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the Medinah shareholders. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the Medinah shareholders. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment.

If we delay accepting any Medinah shares or terminate the exchange offer, we will promptly return any shares deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

Procedures for Tendering

To participate in the exchange offer, you must properly tender your Medinah shares to the Exchange Agent as described below. We will only issue ASGC shares in exchange for Medinah shares that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the shares, and you should follow carefully the instructions on how to tender your shares. It is your responsibility to properly tender your Medinah shares. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the Exchange Agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your Medinah shares, please call the Exchange Agent whose address and phone number are described in the Letter of Transmittal included as Annex B to this prospectus.

Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Medinah shares and withdrawal of tendered Medinah shares. Our determination will be final and binding. We reserve the absolute right to reject any Medinah shares not properly tendered or any Medinah shares our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Medinah shares. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Medinah shares must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Medinah shares via regular mail or electronic mail, neither we, the Exchange Agent nor any other person will incur any liability for failure to give such notification. Tenders of Medinah shares will not be deemed made until such defects or irregularities have been cured or waived. Any Medinah shares received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange offer.

When We Will Issue New Shares. In all cases, we will issue ASGC shares for Medinah shares that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 12:01 a.m., Seattle time, on the expiration date of the exchange offer:
•	a book-entry confirmation of such Medinah shares into the exchange agent’s account at DTC; and
•	a properly transmitted agent’s message.

Return of Medinah Shares Not Accepted or Exchanged. If we do not accept any tendered Medinah shares for exchange, the unaccepted or non-exchanged Medinah shares will be returned without expense to their tendering holder. Such non-exchanged Medinah shares will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us. By agreeing to be bound by the Letter of Transmittal, you will represent to us that, among other things:
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the ASGC shares in violation of the provisions of the Securities Act;
•
if you are a broker-dealer that will receive ASGC shares for your own account in exchange for Medinah shares that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the ASGC shares.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 12:01 a.m., Seattle time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Medinah Shares and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Medinah shares so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Medinah shares that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Medinah shares. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn Medinah shares by following the procedures described under “—Procedures for Tendering” above at any time on or prior to 12:01 a.m., Seattle time on the expiration date of the exchange offer. Tendered shares tendered prior to any extension period will not be eligible to be withdrawn during any extension period.

Exchange Agent (before fees and expenses)

American Registrar & Transfer Co., ASGC’s transfer agent, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By registered and certified mail at:

American Registrar & Transfer Co. 342 East 900 South Salt Lake City, UT 84111 342 East 900 South Salt Lake City, UT 84111

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	commission registration fees;
•	fees and expenses of the Exchange Agent;
•	accounting and legal fees and printing costs; and
•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Medinah shares under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Medinah shares under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Medinah shares for ASGC shares under the exchange offer, the Medinah shares you hold will remain and will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the Medinah shares except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register Medinah shares under the Securities Act.  Medinah shareholders are not required to participate in this exchange offer.  Furthermore, Medinah shareholders that do not elect to tender their shares is not entitled to any remedy under the Nevada Revised Statutes, specifically, NRS 78.3793, which considers rights of dissenting shareholders.

Dissenter’s rights can be triggered under NRS Section 78.3793 when there is a change in control. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Medinah has more than 200 stockholders. Therefore, should ASGC be awarded full voting rights, any stockholder who did not vote in favor of authorizing voting rights will then have dissenters rights under Sections 92A.300 through 92A.500 of the NRS. Pursuant to NRS Sections 92A.300 through 92A.500, any Medinah stockholder on the record date: (i) who properly and timely delivers to Medinah a written demand of payment for shares; (ii) who has not consented to authorizing voting rights of ASGC as acquiring person as provided herein; (iii) who certifies that he, or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice; (iv) who deposits certificates in accordance with the terms of the dissenters’ notice; and (v) who otherwise complies with the requirements of NRS Sections 92A.300 through 92A.500 shall be entitled to payment from Medinah, as enforced by the applicable Nevada district court.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Medinah shares in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Medinah shares that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Medinah shares.

POST-EXCHANGE PRO FORMA SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ASGC

The following table sets forth certain information with respect to (i) each director and each executive officer of ASGC; (ii) all directors and executive officers of ASGC as a group; and (iii) persons (including any “group” as that term is used in Section l3 (d) (3) of the Exchange Act), expected to be the beneficial owner of more than five percent of ASGC common stock after the closing of the business combination. We have assured that no shares of ASGC common stock subject to options or warrants will be exercisable within 60 days from the date of the anticipated closing of the business combination.

Unless otherwise indicated, Medinah and ASGC believe that all persons named in the table have sole voting and investment power with respect to all shares of ASGC common stock beneficially owned by them.  Note that on April 5, 2013, the ASGC’s board of directors voted to approve the appointment of Larry Regis, Gary Goodin and Vittal Karra as directors and officers of ASGC.  These appointments were deemed effective on March 19, 2013.  Simultaneously with these appointments, James Vandeberg, ASGC’s sole officer and director resigned.  A current report on Form 8-K regarding these events was filed on April 10, 2013.

Medinah and ASGC have based their calculation of the percentage of beneficial ownership as of May 31, 2013. ASGC has one class of stock, common, issued and outstanding, par value $0.001. Each share of common stock issued and outstanding is entitled to one vote.  As of May 31, 2013, ASGC had 15,791,740 shares of common stock issued and outstanding. There are no cumulative voting rights.

Name / Address	Number of Common Stock Beneficially Owned	Percentage Ownership Post-Exchange (of combined entity) (3)
Larry Regis, President and Director 9555 SW Allen Blvd., #36 Beaverton, OR 97005	3,700,000	4.6%
Les Price (2) 302-255 West First Street North Vancouver, BC V7M 3G8	5,000,100	6.3%
Interfund Capital, Inc. c/o 302-255 West First Street North Vancouver, BC V7M 3G8	19,800,000	24.8%
Gary Goodin, Vice President and Director 50 East 91st Street, Ste. 104 Indianapolis, IN 46240	2,617,000	3.3%
Juan Jose Quijano Fernandez El Vergel 2316 Santiago, Chile	8,342,400	10.5%
Vittal Karra, Secretary and Director 9555 SW Allen Blvd., #36 Beaverton, Oregon 97005	2,000,000	2.5
Medinah Minerals, Inc. (2) 3960 Howard Hughes Pkwy, Ste. 535 Las Vegas, NV 89169	10,000,000	12.5%

(1)
Based on a total of outstanding common stock of approximately 79,733,280.  As of May 31, 2013, ASGC had 15,791,740 shares of common stock issued and outstanding and as of March 27, 2013, Medinah had 63,941,540 shares of common stock issued and outstanding.

(2)	Juan Jose Quijano Fernandez is the President and COO of Medinah Minerals, Inc.
(3)
Of this amount, 1,100,000 shares are held in MMC Mines, Inc. and 1,800,000 shares are held in G.X.K. Ventures, Inc.  Mr. Price has a controlling interest in each of these entities.  Mr. Price does not have a controlling interest in Interfund Capital, Inc.

POST-EXCHANGE ASGC EXECUTIVE OFFICERS AND DIRECTORS

Upon completion of the expected, post-exchange, business combination, the board of directors of ASGC, or the ASGC board, will consist of its current 3 members with each member serving until their replacement, termination or resignation.

ASGC directors and executive officers that have been designated as of the date of this prospectus and their ages as of the date of this filing are as follows:

Name	Age	Position
Larry Regis	76	Director, President and Chief Executive Officer
Gary Goodin	49	Director, Chief Operating Officer, Chief Accounting Officer and Vice President of Marketing and Sales
Vittal Karra	49	Director, Treasurer and Head of Marketing.

Biographical Information

Larry Regis, Jr. brings to ASGC a wealth of political, business and managerial experience.  Mr. Regis joined ASGC as Director, President and CEO on April 5, 2013.  He has been Medinah’s President since May 1999. Prior to joining Medinah, Mr. Regis owned and operated several mines and managed business territories for companies such as ITT, Bell & Howell and McGraw Hill.  He was previously nominated for the Utah Chamber of Commerce “Man of the Year” award.  In 1967, Mr. Regis was elected to the Utah State Legislature where he served as Minority Leader of the House of Representatives.  He is the past Chairman of the Lake Elsinore Development Agency and was the recipient of the Lake Elsinore Packman Award for service to his community. Mr. Regis earned a Bachelors’ of Education degree from Brigham Young University in 1960.

Gary Goodin joined ASGC as Director, Chief Operating Officer and Vice President of Marketing and Sales on April, 2013. He has been a Director and the Vice-President of Medinah since May 1999.  Mr. Goodin received his Bachelor of Science in Public Affairs from Indiana University in 1985, his Master of Public Affairs from Indiana University in 1987 and graduated from the Indiana University School of Law in Bloomington, Indiana with a Juris Doctorate in 1989.  He practiced with the firm of Johnson, Smith, Pence, Densborn, Wright & Heath in Indianapolis from 1992 to 1996 and has been a Principal with the firm of Goodin Orzeske & Blackwell, P.C. in Indianapolis since 2000.  His areas of expertise include employment law and effective management of human resources.  He is the Precinct Committeeman, Clay Northwest Precinct, Hamilton County and enjoys and participates in sports of all types.

Vittal Karra joined ASGC as Director, Treasurer and Head of Marketing on April 5, 2013.  He is a results-oriented business executive with over 20 years of experience.  He joined Medinah as a Director and as Secretary in August 2012.   Mr. Karra has served as a strategic advisor to various technology companies since May 2010. From 2008-2010, Mr. Karra was a Senior Manager at Coca-Cola, Inc. and a consultant at Accenture from 2005-2008.  Mr. Karra has worked and consulted with companies like AT&T, American Express, Microsoft and the Port Authority of NY & NJ in the areas of telecom, infrastructure, information technology, software and management services.   Mr. Karra earned a Bachelor’s of Commerce degree in 1983 from Osmania University in Hyderabad, India.

During the last five years, Mr. Regis, Mr. Goodin and Mr. Karra have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, Mr. Regis, Mr. Goodin, and Mr. Vittal Karra have not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws. During the last five years, Mr. Regis, Mr. Goodin, and Mr. Vittal Karra have not been a party of any bankruptcy petition filed by or against any business of which they were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

Committees of the ASGC Board

Post-exchange and expected business combination, ASGC does not expect to have any board committees.

Code of Conduct and Ethics

Following the expected business combination, ASGC intends to post its code of ethics and to post any amendments to or any waivers from a provision of its code of ethics on its website at www.medinah-gold.com. ASGC also intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Form 8-K.

Executive Officer and Director Compensation

The executive and director compensation will be determined by the ASGC board, following consummation of the expected resulting business combination. Any compensation to be paid to ASGC executive officers will be determined, or recommended to the ASGC board for determination by a majority of the independent directors on the ASGC board.  It is currently anticipated that ASGC will be offering new employment agreements to certain of its executive officers. The terms of these agreements will be disclosed after such agreements are finalized.

Expected Compensation Policies

ASGC has not yet developed a comprehensive executive officer and director compensation program and philosophy with respect to the executive officers and directors who will manage ASGC after consummation of the exchange offer and expected business combination. ASGC expects that such a program and philosophy will be developed after the completion of the expected business combination, but will be substantially as described below.

Executive Compensation

ASGC will seek to provide total compensation packages that are competitive, tailored to the unique characteristics and needs of ASGC within its industry, and that will adequately reward its executives for their roles in creating value for ASGC’s shareholders. ASGC intends to be competitive in its executive compensation with other similarly situated companies in its industry following completion of the business combination. The compensation decisions regarding ASGC’s executives will be based on its need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above ASGC’s expectations.

ASGC anticipates that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under an incentive plan. ASGC anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, ASGC’s performance and other information deemed relevant and timely.

Compensation Arrangements for Directors

Upon consummation of the expected business combination, non-employee directors of ASGC will receive varying levels of compensation for their services as directors. ASGC anticipates determining director compensation in accordance with industry practice and standards.

Transactions with Related Persons, Promoters and Certain Control Persons

None.

Corporate Governance – Director Independence

Post-exchange, ASGC’s current directors will continue to serve as executive officers, and they are therefore not deemed to be independent under Rule 4200 of the National Association of Securities Dealers’ (NASD) listing standards for determining director independence. We may seek out independent directors in the future if we are able to develop our business as planned, including generating revenue from our operations.

DESCRIPTION OF AMERICAN SIERRA GOLD CORP. SECURITIES

The following description of the ASGC capital stock (common and preferred) reflects ASGC’s capital stock as of May 31, 2013. The ASGC capital stock will be governed by ASGC’s amended and restated certificate of incorporation and bylaws and by the NRS. This description is a summary and is not complete. We urge you to read in their entirety (1) ASGC’s amended and restated certificate of incorporation which is attached hereto as Exhibit 3.1; and (2) ASGC’s amended and restated bylaws are attached hereto as Exhibit 3.2. The following summary should be read in conjunction with the section entitled “Comparison of Shareholder Rights” beginning on page 69.

General

As of May 31, 2013, ASGC had 15,791,740 shares of its common stock, par value $0.001 per share, issued and outstanding and 0 shares of preferred stock issued and outstanding. The ASGC preferred stock may be divided into such number of series as ASGC’s board of directors may determine. ASGC’s board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of ASGC preferred stock, and to fix the number of shares of any series of ASGC preferred stock and the designation of any such series of ASGC preferred stock. ASGC’s board of directors, within the limits and restrictions stated in any resolution or resolutions of ASGC’s board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Any future issuance of ASGC preferred stock could affect the rights of holders of common stock.

Holders of shares of ASGC’s common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders.

Upon liquidation or dissolution of ASGC, the assets legally available for distribution to holders of shares ASGC’s common stock, after payment of all obligations of ASGC and payment of any liquidation preference of all other classes and series of stock entitled thereto, including ASGC preferred stock, are distributable ratably among the holders of ASGC’s common stock.

The holders of ASGC’s common stock have no preemptive rights to subscribe for newly issued securities, and shares of ASGC’s common stock are not subject to redemption or conversion provisions. The shares of the ASGC common stock, when issued in connection with this exchange offer, will be validly issued, fully paid and non-assessable.

Outstanding Warrants

As of July 31, 2012 and January 31, 2013, ASGC had warrants to purchase 500,000 shares of its common stock at an exercise price of $1.25, that expires January 15, 2015.

Anti-Takeover Effects of Nevada Law and Provisions of ASGC’s Certificate of Incorporation

ASGC has adopted the Nevada Revised Statutes (“NRS”) within their Articles of Incorporation and incorporates the NRS into their Articles by reference.  Below is a summary of the anti-takeover provisions NRS:

Specifically, NRS 78.378 - 78.3793 governs the acquisition of a controlling interest in a corporation. The articles and bylaws of a corporation may impose stricter requirements on the acquisition of the controlling interest. The provisions also do not restrict the Board and shareholders from adopting or signing plans, arrangements or instruments that grant or deny rights, privileges, power or authority to a holder or holders of a specified number of shares or percentage of share ownership or voting power in order to protect the Medinah.  The bylaws of ASGC address voting rights of stockholders.

Dissenter’s rights can be triggered under NRS Section 78.3793 when there is a change in control. The “control share” provisions of NRS 78.378 to 78.3793, inclusive, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: (i) one-fifth or more but less than one-third, (ii) one-third but less than a majority, (iii) and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights. ASGC has fewer than 200 shareholders and therefore, the control share provisions do not apply.

Special Meeting

NRS 78.3789 provides that the acquiring person may deliver an offeror's statement to the registered office of the corporation, and may call for a special meeting of the shareholders. The statement should set forth:

1.	A recital that the statement is made pursuant to the chapter;

2.	The name of the acquiring person and every person associated w/ him or her in the acquisition;

3.	Number of shares in any class of voting shares owned by acquiring person and associated people;

4.	Percentage of the voting securities owned; and

5.	If securities not yet acquired, a detailed description of:

1.	Terms and conditions of proposed acquisition; and

2.	Means by which consideration is to be paid.

Voting Rights of Acquiring Person

NRS 78.3791 provides that, unless otherwise provided for in Articles of Incorporation, which ASGC’s does not, a resolution of the stockholders granting voting rights to the control shares being acquired must be approved by:

1.	Holders of the majority of voting power of the corporation; and

2.
The holders of a majority of each class affect; if the acquisition would adversely affect the relative preference or rights given to any other class or series of shares (excluding those shares held by interested stockholder).

Redemption of Control Shares

NRS 78.3792 provides that, if provided in the Articles of Incorporation or Bylaws, which ASGC’s does not provide for, the issuing corporation may call for redemption w/in 30 days of not less than all of the control shares at the average price paid, if:
A. Offeror's statement wasn’t delivered pursuant to NRS 78.3789 (see above); or
B. Offeror's statement delivered by control shares not given full voting rights by stockholder.

Rights of dissenting shareholders

NRS 78.3793 provides that, unless otherwise provided for in Articles of Bylaws, which ASGC’s does not otherwise provide for, a shareholder who did not vote in favor of authorizing the voting rights to the acquiring person, has dissenter's rights and may obtain payment for a fair value of his/her shares.  Additionally, ASGC is not required to and did not solicit or obtain shareholder consent before making the exchange offer with Medinah. Only Board of Director approval was required and it was obtained via unanimous written consent in lieu of a special meeting on January 22, 2013.

Transfer Agent

The transfer agent for ASGC common stock will be American Registrar & Transfer Co., which is located at 342 East 900 South, Salt Lake City, UT 84111.

COMPARISON OF SHAREHOLDER RIGHTS

As a result of the expected resulting business combination, the holders of Medinah common stock will become holders of ASGC common stock. Following the expected resulting business combination, the rights of Medinah shareholders will be governed by the ASGC Articles of Incorporation.  Both companies are incorporated in Nevada and no material differences exist between the governing documents of each entity aside from the par value of their respective authorized amounts of capital stock.  ASGC capital stock has a $0.001 par value and Medinah capital stock has a $0.001 par value.

SECURITIES ACT RESTRICTIONS ON RESALE OF ASGC COMMON STOCK

The outstanding ASGC common stock will have been registered under the Securities Act, and owners of ASGC common stock who are not affiliates of ASGC may freely resell their shares of ASGC common stock under the Securities Act. Owners who are affiliates will also be permitted to resell their shares, but must comply with Exchange Act individual filing requirements with the SEC. For this purpose, an “affiliate” of ASGC is any person who controls, is controlled by or is under common control with ASGC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The Apex Law Group, LLP will pass upon the validity of the securities of ASGC offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The accompanying balance sheets of ASGC as of July 31, 2012 and 2011 and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended July 31, 2012 have been audited by Thomas J Harris, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ASGC has filed a registration statement on Form S-4 to register the issuance of ASGC common stock to be issued to Medinah shareholders in this exchange offer. This prospectus is a part of that registration statement and constitutes a prospectus of ASGC. No company filings are being incorporated into this prospectus.

ASGC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. ASGC’s public filings are also available to the public from the SEC’s website at http://www.sec.gov.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this prospectus.

If you would like additional copies of this prospectus or if you have questions about the exchange offer, you should contact via phone or in writing:

AMERICAN SIERRA GOLD CORP.	MEDINAH GOLD, INC.
9555 SW Allen Blvd., Number 36	9555 SW Allen Blvd., Number 36
Beaverton, OR 97005	Beaverton, OR 97005
Tel: (951) 287-9593	Tel: (951) 281-9593
Attention: Larry Regis	Attention: Larry Regis, President

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

Certain of the agreements filed as exhibits to this Registration Statement contain representations and warranties by the parties to the agreements that have been made solely for the benefit of the parties to the agreement. These representations and warranties:

•	may have been qualified by disclosures that were made to the other parties in connection with the negotiation of the agreements, which disclosures are not necessarily reflected in the agreements;
•	standards of materiality that differ from those of a reasonable investor; and
•	were made only as of specified dates contained in the agreements and are subject to subsequent developments and changed circumstances.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

63,941,540 Shares of

AMERICAN SIERRA GOLD CORP.

Common Stock

______________________________________

The date of this Prospectus is May ___, 2013 .

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                       Indemnification of Directors and Officers.

As permitted by Nevada law, our Amended and Restated Articles of Incorporation provide that no director or officer shall be liable to us or our shareholders for monetary damages arising out of any transaction, occurrence or other course of conduct, except for liability resulting from willful misconduct or a knowing violation of criminal law or of any federal or state securities laws.

Our Articles of Incorporation require us to indemnify any director or officer who was or is a party to a proceeding due to his or her status as our director or officer unless he or she engaged in willful misconduct or a knowing violation of criminal law. The SEC has informed us that, in its opinion, a provision for indemnification of liabilities incurred under the Securities Act conflicts with public policy and is unenforceable.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with our directors and officers who also serve as directors. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against certain liabilities that may arise because of their status or service as directors or officers.

Item 21.                                Exhibit Index

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filing under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit No. on EDGAR	Description of Exhibit	Location
2.1	Agreement and Plan of Merger by and among American Sierra Gold Corp., American Sierra Gold Merger Corp., and Medinah Gold, Inc., dated August 13, 2012.	Incorporated herein by reference from the Company’s report on Form 8-K filed with the SEC on August 14, 2012.
3.1	Articles of Incorporation	Filed herewith.
3.2	Bylaws	Filed herewith.
3.3	Articles of Merger	Incorporated herein by reference from Exhibit 3.01 to the Company’s report on Form 8-K, filed with the SEC on May 27, 2009.
3.4	Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209	Incorporated herein by reference from Exhibit 3.02 to the Company’s report on Form 8-K filed with the SEC on May 27, 2009.
3.5	Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209	Incorporated herein by reference from the Company’s report on Form 8-K filed with the SEC on June 4, 2012.
4.1	Specimen Common Stock Certificate of American Sierra Gold Corp.	Incorporated by reference from the Company’s report Form 10-Q filed with the SEC on June 20, 2011.
5.1	Opinion re Legality	Filed herewith.
8.1	Opinion re Tax Matters	Filed herewith.
10.1	Property Option Agreement between the Company and Yale Resources Ltd. dated April 20, 2009	Incorporated herein by reference from the Company’s report on Form 8-K filed with the SEC on May 5, 2009.
10.1	Form of Subscription Agreement with Tobermory Holding Ltd. dated October 12, 2009
Incorporated herein by reference from Exhibit 10.1 to the Company’s report on Form 8-K filed with the SEC on September 9, 2009, and then updated on the Company’s report on Form 8-K filed with the SEC on January 4, 2010.

10.1	Share Issuance Agreement between the Company and Tobermory Holding Ltd. dated October 12, 2009	Incorporated herein by reference from Exhibit 10.1 to the Company’s report on Form 8-K filed with the SEC on October 13, 2009.
10.1	Consulting Agreement between the Company and Johannes Peterson dated September 29, 2009.	Incorporated herein by reference from Exhibit 10.1 to the Company’s report on Form 8-K filed with the SEC on October 5, 2009.
10.4	Joint Venture Agreement between the Company and Trinity Alps Resources, Inc. dated October 19, 2009	Incorporated herein by reference from Exhibit 10.4 to Company’s report on Form 10-Q filed with the SEC on December 18, 2009.
10.5	Amendment No. 1 to Joint Venture Agreement between the Company and Trinity Alps Resources, Inc. dated October 23, 2009	Incorporated herein by reference from Exhibit 10.5 to the Company’s report on Form 10-Q filed with the SEC on March 23, 2010.
10.6	Specimen Warrant Certificate of American Sierra Gold Corp.	Incorporated herein by reference from Exhibit 10.6 to Company’s report on Form 10-Q filed with the SEC on March 23, 2010.
10.7	Limited Liability Company Agreement of Gold Run Enterprises, Inc.	Incorporated herein by reference from Exhibit 10.7 to Company’s report on Form 10-Q filed with the SEC on March 23, 2010.
10.7	Land Trust Agreement between the Company and Carl von Einsiedel, Trustee of BC Land Trust, dated November 4, 2010	Incorporated herein by reference from Exhibit 10.7 to Company’s report on Form 10-Q filed with the SEC on March 17, 2011.
10.7	Securities Purchase Agreement between the Company and Asher Enterprises, Inc. dated May 18, 2011	Incorporated by reference from Exhibit 10.7 to Company’s report Form 10-Q filed with the SEC on June 20, 2011.
10.8	Limited Liability Company Agreement of Bowerman Holdings, LLC	Incorporated herein by reference from Exhibit 10.8 to from the Company’s report on Form 10-Q filed with the SEC on March 23, 2010.
10.8	Convertible Promissory Note issued to Asher Enterprises, Inc. dated May 18, 2011	Incorporated by reference from Exhibit 10.8 to Company’s report Form 10-Q filed with the SEC on June 20, 2011.
10.9	Securities Purchase Agreement between the Company and Asher Enterprises Inc. dated December 12, 2011	Incorporated by reference from Exhibit 10.9 to Company’s report Form 10-Q filed with the SEC on March 16, 2012.
10.10	Convertible Promissory Note issued to Asher Enterprises, Inc. dated December 12, 2011	Incorporated by reference from Exhibit 10.10 to Company’s report Form 10-Q filed with the SEC on March 16, 2012.
10.11	Promissory Note issued to MMC Mines, Inc. dated March 9, 2012	Incorporated by reference from Exhibit 10.11 to Company’s report Form 10-Q filed with the SEC on March 16, 2012.
23.1	Consent of Independent Accounting Firm	Filed herewith.
24.1	Power of Attorney	Filed herewith.
99.1	Press Release	Incorporated by reference from the Company’s report on Form 8-K filed October 16, 2009, October 23, 2009, January 4, 2010, and November 8, 2010.
99.2	Letter of Transmittal	Filed herewith.

Item 22.                      Undertakings.

The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post—effective amendment to this registration statement:
a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant;

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, OR on the 31st day of May, 2013.

American Sierra Gold Corp.

By: /s/ Larry Regis
Larry Regis
Its: Director and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary Goodin By: Gary Goodin	Director and Vice President	May 31, 2013
/s/ Vittal Karra By: Vittal Karra	Director and Secretary	May 31, 2013